UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Live Oak Bancshares, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
NOTICE is hereby given that the Annual Meeting (the “Annual Meeting”) of Shareholders of Live Oak Bancshares, Inc. (the “Company”) will be held as follows:

Place:	Live Oak Bancshares, Inc. Corporate Office 1741 Tiburon Drive Wilmington, North Carolina 28403
Date:	May 20, 2025
Time:	9:00 a.m.
The purposes of the meeting are:
1.Election of Directors.  To elect eight members of the Board of Directors for terms of one year;
2.Say-on-Pay Vote. To vote on a non-binding, advisory proposal to approve compensation paid to our named executive officers (commonly referred to as a “say-on-pay” vote);
3.Say-on-Frequency Vote. To vote on a non-binding, advisory proposal regarding the frequency of future advisory votes on executive compensation.
4.Ratification of Independent Auditors. To vote on a proposal to ratify KPMG LLP as the Company’s independent auditors for 2025; and
5.Other Business. To transact any other business properly presented for action at the Annual Meeting.
YOU ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.  HOWEVER, IF YOU ARE THE RECORD HOLDER OF YOUR SHARES OF OUR VOTING COMMON STOCK, WE ASK THAT YOU APPOINT THE PROXIES NAMED IN THE ENCLOSED PROXY STATEMENT TO VOTE YOUR SHARES FOR YOU BY SIGNING AND RETURNING A PROXY CARD OR FOLLOWING THE INSTRUCTIONS IN THE PROXY STATEMENT TO APPOINT THE PROXIES BY INTERNET, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOUR SHARES ARE HELD IN “STREET NAME” BY A BROKER OR OTHER NOMINEE, ONLY THE RECORD HOLDER OF YOUR SHARES MAY VOTE THEM FOR YOU, SO YOU SHOULD FOLLOW YOUR BROKER’S OR NOMINEE’S DIRECTIONS AND GIVE IT INSTRUCTIONS AS TO HOW IT SHOULD VOTE YOUR SHARES. DOING THAT WILL HELP US ENSURE THAT YOUR SHARES ARE REPRESENTED AND THAT A QUORUM IS PRESENT AT THE ANNUAL MEETING.  THE GIVING OF AN APPOINTMENT OF PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE IT OR TO ATTEND THE MEETING AND VOTE IN PERSON.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 20, 2025. We first mailed the Notice of Internet Availability of Proxy Materials to our shareholders on or about April 4, 2025. The Notice of Annual Meeting, Proxy Statement and Annual Report are available in the Investor Relations section of our website, www.liveoak.bank and at www.proxyvote.com.

By Order of the Board of Directors

/s/ James S. Mahan III
James S. Mahan III
Chairman and CEO
April 4, 2025

LIVE OAK BANCSHARES, INC.
Proxy Statement for the
2025 Annual Meeting of Shareholders

LIVE OAK BANCSHARES, INC.
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 20, 2025
GENERAL INFORMATION
This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Live Oak Bancshares, Inc. (the “Company”) of appointments of proxy for use at the annual meeting of the Company’s shareholders (the “Annual Meeting”) to be held on May 20, 2025, at 9:00 a.m., at the Company’s corporate offices located at 1741 Tiburon Drive, Wilmington, North Carolina 28403, and at any adjournments thereof.  The Company’s proxy solicitation materials are being made available to our shareholders on or about April 4, 2025.  In this Proxy Statement, the Company’s subsidiary bank, Live Oak Banking Company, is referred to as “Live Oak Bank” or the “Bank.”  The mailing address of the Company’s principal executive offices is 1741 Tiburon Drive, Wilmington, North Carolina 28403.
Internet Availability of Proxy Materials
We are providing proxy materials to our shareholders primarily via the internet instead of mailing printed copies of those materials to each shareholder. By doing so, we save costs and reduce the environmental impact of the Annual Meeting. On or about April 4, 2025, we mailed a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) to our shareholders. The Internet Notice contains instructions about how to access our proxy materials and vote. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Internet Notice.
Proposals to be Voted on at the Annual Meeting
At the Annual Meeting, record holders of our voting common stock will consider and vote on the following matters:
•election of eight members of the Board of Directors for terms of one year;
•a non-binding, advisory proposal to approve compensation paid to our named executive officers (commonly referred to as a “say-on-pay” vote);
•a non-binding, advisory proposal regarding the frequency of future advisory votes on executive compensation (commonly referred to as a “say-on-frequency” vote);
•ratification of the appointment of KPMG LLP as the Company’s independent auditors for 2025; and
•transaction of any other business properly presented for action at the Annual Meeting.
The Board of Directors recommends that you vote “FOR” the election of each of the eight nominees for director named in this Proxy Statement, “FOR” Proposals 2, and 4, and “1 YEAR” on Proposal 3.
How You Can Vote at the Annual Meeting
Record Holders. If your shares of our voting common stock are held of record in your name, you can vote at the Annual Meeting in one of the following ways:
•you can attend the Annual Meeting and vote in person;
•you can sign and return a proxy card and appoint the “Proxies” named below to vote your shares for you at the Annual Meeting, or you can validly appoint another person to vote your shares for you; or

•you can appoint the Proxies to vote your shares for you by going to the internet website www.proxyvote.com. When you are prompted for your “control number,” enter the number printed on the Internet Notice and then follow the instructions provided.
You may appoint the Proxies by internet only until 11:59 p.m. Eastern Time on May 19, 2025, which is the day before the Annual Meeting. If you appoint the Proxies by internet, you need not sign and return a proxy card. You will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described below and in the proxy card.
Shares Held in “Street Name.” Only the record holders of shares of our voting common stock or their appointed proxies may vote those shares. As a result, if your shares of our voting common stock are held for you in “street name” by a broker or other nominee, then only your broker or nominee (i.e. the record holder) may vote them for you, or appoint the Proxies to vote them for you, unless you make arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by completing and returning to it a voting instruction sheet you received from your broker (or by following any directions you received for giving voting instructions electronically). Brokers and other nominees who hold shares in street name for their clients typically have the discretionary authority to vote those shares on “routine” matters when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on non-routine matters (including the election of directors) unless their clients give them voting instructions. To ensure that shares you hold in street name are represented at the Annual Meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.
Solicitation and Voting of Proxy Cards
If you are the record holder of your shares of our voting common stock, a proxy card will be sent to you that provides for you to name Walter J. Phifer, our Chief Financial Officer, and Gregory W. Seward, our Chief Risk Officer, General Counsel, and Corporate Secretary, or any substitutes appointed by them, individually and as a group, to act as your “Proxies” and vote your shares at the Annual Meeting. We ask that you sign and date your proxy card and return it in the envelope provided or follow the instructions above for appointing the Proxies by internet, so that your shares will be represented at the meeting.
If you sign a proxy card and return it so that we receive it before the Annual Meeting, or you appoint the Proxies by internet, the shares of our voting common stock that you hold of record will be voted by the Proxies according to your instructions. If you sign and return a proxy card or appoint the Proxies by internet, but you do not give any voting instructions, then the Proxies will vote your shares “FOR” the election of each of the eight nominees for director named in Proposal 1 below, “FOR” Proposals 2 and 4, and “1 YEAR” on Proposal 3. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, your proxy card or internet appointment will give the Proxies discretion to vote your shares for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting other than the election of directors and Proposals 2, 3 and 4 described in this Proxy Statement. If any other matter is properly presented for action by our shareholders, your proxy card or internet appointment will authorize the Proxies to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting.
If you are a record holder of your shares and you do not return a proxy card or appoint the Proxies by internet, the Proxies will not have authority to vote for you and your shares will not be represented or voted at the Annual Meeting unless you attend the meeting in person or validly appoint another person to vote your shares for you.

Revocation of Proxy Cards; How You Can Change Your Vote
Record Holders. If you are the record holder of your shares and you sign and return a proxy card or appoint the Proxies by internet and later wish to change the voting instructions or revoke the authority you gave the Proxies, you can do so before the Annual Meeting by taking the appropriate action described below.
To change the voting instruction you gave the Proxies:
•you can sign a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it to us so that we receive it before the voting takes place at the Annual Meeting; or
•if you appointed the Proxies by internet, you can go to the same internet website you used to appoint the Proxies (www.proxyvote.com) before 11:59 p.m. Eastern Time on May 19, 2025 (the day before the Annual Meeting), enter your control number (printed on the Internet Notice), and then change your voting instructions.
The Proxies will follow the last voting instructions they receive from you before the Annual Meeting.
To revoke your proxy card or your appointment of the Proxies by internet:
•you can give our Corporate Secretary a written notice, before the voting takes place at the Annual Meeting, that you want to revoke your proxy card or internet appointment; or
•you can attend the Annual Meeting and notify our Corporate Secretary that you want to revoke your proxy card or internet appointment and vote your shares in person. Simply attending the Annual Meeting alone, without notifying our Corporate Secretary, will not revoke your proxy card or internet appointment.
Shares Held in “Street Name.” If your shares are held in “street name” and you want to change the voting instructions you have given to your broker or other nominee, you must follow your broker’s or nominee’s directions.
Expenses of Solicitation
The Company will pay the cost of preparing and assembling this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mails and the internet, appointments of proxy may be solicited in person or by telephone by officers, directors, and employees of the Company or its subsidiaries without additional compensation.  The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s voting common stock.
Record Date
The close of business on March 21, 2025, has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.  Only those shareholders of record on that date will be eligible to vote on the proposals described herein.
Voting Securities
The voting securities of the Company are the shares of its voting common stock, of which 100,000,000 shares are authorized and 45,588,604 shares were issued and outstanding on March 21, 2025. There were 205 holders of record of the Company’s voting common stock as of such date.
The Company has 1,000,000 shares of authorized preferred stock, of which no shares were issued or outstanding on March 21, 2025.

Voting Procedures; Quorum; Votes Required for Approval
At the Annual Meeting, each shareholder will be entitled to one vote for each share of voting common stock held of record on the Record Date on each matter submitted for voting.
A majority of the shares of the Company’s voting common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.
Assuming a quorum is present; in the case of Proposal 1 below, the eight nominees receiving the greatest number of votes shall be elected.  In the case of Proposals 2, and 4 below, for each proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal.  In the case of Proposal 3, the option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders.

“Withhold” Votes, Abstentions and Broker Non-Votes
“Withhold” votes, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A broker non-vote occurs when a nominee holding shares in street name for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner.
Under New York Stock Exchange (“NYSE”) rules, Proposal 4, the ratification of the appointment of KPMG LLP to serve as the Company’s independent auditors for 2025, is considered a “routine” matter, which means that brokerage firms may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. However, Proposal 1, the election of directors, Proposal 2, the advisory vote on name executive officer (“NEO”) compensation and Proposal 3, the advisory vote on the frequency of future advisory votes on executive compensation, are all “non-routine” matters under NYSE rules, which means that brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.
With respect to Proposal 1, the election of directors, only “for” and “withhold” votes may be cast. Broker non-votes are not considered votes cast for the foregoing purpose and will therefore have no effect on the election of director nominees. “Withhold” votes will also generally have no effect on the election of director nominees.
With respect to Proposal 2, the advisory vote on NEO compensation, Proposal 3, the advisory vote on the frequency of future advisory votes on executive compensation, and Proposal 4, the ratification of the appointment of KPMG LLP to serve as the Company’s independent auditors for 2025, you may vote “for” or “against” these proposals, or you may “abstain” from voting on these proposals. Abstentions are not deemed to constitute “votes cast” and, therefore, do not count either for or against approval of Proposals 2, 3, and 4. Similarly, broker non-votes do not count as “votes cast” and, therefore, do not count either for or against approval of Proposals 2 and 3. As discussed above, because Proposal 4, the ratification of the appointment of KPMG LLP to serve as the Company’s independent auditors for 2025, is considered a “routine” matter, we do not expect any broker non-votes with respect to this proposal.

Beneficial Ownership of Our Common Stock
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of January 31, 2025 for:
•each of our named executive officers;
•each of our directors;
•all of our executive officers and directors as a group; and

•each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of voting common stock.
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within sixty days of January 31, 2025, pursuant to the exercise of options, warrants or other rights, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The table below calculates the percentage of beneficial ownership of our common stock based on 45,403,593 shares of voting common stock outstanding as of January 31, 2025. Unless otherwise indicated, the address for each listed shareholder is c/o Live Oak Bancshares, Inc., 1741 Tiburon Drive, Wilmington, North Carolina 28403.

	Shares Beneficially Owned
Name	Number of Shares (1)	%

Directors and Named Executive Officers:
James S. Mahan III (2)	6,771,682	14.9
William C. Losch III	122,740	*
Walter J. Phifer	10,765	*
Renato Derraik	37,444	*
Gregory W. Seward	99,382	*
Tonya W. Bradford	5,870	*
William H. Cameron (3)	209,591	*
Diane B. Glossman (4)	70,656	*
Glen F. Hoffsis (5)	132,246	*
David G. Lucht (6)	16,350	*
Miltom E. Petty	125,566	*
Neil L. Underwood (7)	1,538,132	3.4
Yousef A. Valine (8)	6,628	*
William L. Williams III (9)	1,343,286	3.0
All directors and executive officers as a group (19 persons) (10)	10,619,634	23.4

Greater than 5% Shareholders:

T. Rowe Price Investment Management, Inc. (11) 101 E. Pratt Street Baltimore, Maryland 21201	6,456,789	14.2

The Vanguard Group (12) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,509,008	5.5

BlackRock, Inc. (13) 50 Hudson Yards New York, New York 10001	2,887,100	6.4

*Represents beneficial ownership of less than one percent.

(1)Included in the beneficial ownership tabulations are options to purchase the following number of shares of voting common stock: Mr. Phifer – 6,160 shares; Mr. Seward – 13,500 shares; and all directors and executive officers as a group – 43,158 shares.  These options are capable of being exercised within sixty days of January 31, 2025 and therefore are deemed to be owned by the holder under the beneficial ownership rules of the SEC.
(2)Includes 3,147,844 shares held by the James S. Mahan III Revocable Trust, which shares are pledged as security for personal loans, and 127,167 shares held by the 2021 Peggy Mahan Family Trust; also includes shared voting rights on 3,032,547 shares held by the Marguerite D. Mahan Revocable Trust, which shares are pledged as security for personal loans, on 127,167 shares held by the 2021 Chip Mahan Family and Charitable Trust, on 124,807 shares held by The Salt Water Fund, a nonprofit corporation for which Mr. Mahan serves as a director and officer, and on 212,150 shares held by Peapod II, LLC. The 6,180,391 shares serve as collateral in connection with a personal line of credit. As of January 31, 2025, Mr. Mahan’s line of credit had an outstanding balance of $25,894,657, which was equal to the maximum available credit limit.
(3)Includes 470 shares held by the GST-Exempt Trust for William H. Cameron and 209,121 shares held by the William H. Cameron Revocable Trust; excludes 55,171 shares held by the Mary Jo Cameron Revocable Trust for which Mr. Cameron disclaims beneficial ownership.
(4)As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2025, Ms. Glossman has decided not to stand for re-election to the Company's Board of Directors at the 2025 Annual Meeting of Shareholders. Ms. Glossman’s term as a director of the Company will expire immediately prior to the Annual Meeting.
(5)Includes 113,621 shares held by the Glen F. Hoffsis Living Trust. As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on April 4, 2024, Dr. Hoffsis has decided not to stand for re-election to the Company’s Board of Directors at the 2025 Annual Meeting of Shareholders. Dr. Hoffsis’s term as a director of the Company will expire immediately prior to the Annual Meeting.
(6)Includes 11,350 shares that Mr. Lucht jointly owns with his spouse, with whom he shares voting and investment power.
(7)Includes 1,367,491 shares held by the Neil L. Underwood Revocable Trust; also includes shared voting rights on 50,000 shares held by the Linda D. Underwood Revocable Trust, and 120,641 shares held by the Neil L. Underwood Spousal Lifetime Access Trust.
(8)Includes 1,500 shares held by the Valine Revocable Living Trust.
(9)Includes 1,139,325 shares held by the William L. Williams III Revocable Trust, of which 392,100 and 433,000 shares are pledged as collateral in connection with personal lines of credit, with $2,000,000 and $5,283,082, respectively, outstanding under each line of credit as of January 31, 2025; also includes shared voting rights on 14,110 shares held by SPoint-ILM, LLC, and on 137,025 shares held by the Elizabeth L. Williams Revocable Trust.
(10)Includes the beneficial ownership of five additional executive officers not listed in the table.
(11)A Schedule 13G/A filed on November 14, 2024, by T. Rowe Price Investment Management, Inc. reported aggregate beneficial ownership of 6,456,789 shares of voting common stock as of September 30, 2024, with sole voting power over 6,431,680 shares and sole dispositive power over 6,456,789 shares. T. Rowe Price Investment Management, Inc. is the investment adviser of T. Rowe Price Small-Cap Value Fund, which has an interest in 2,453,373 shares.
(12)A Schedule 13G/A filed on February 13, 2024, by The Vanguard Group reported beneficial ownership of 2,509,008 shares of voting common stock as of December 31, 2023, with shared voting power over 22,731 shares, sole dispositive power over 2,451,314 shares, and shared dispositive power over 57,694 shares.
(13)A Schedule 13G/A filed on January 29, 2024, by BlackRock, Inc. reported beneficial ownership of 2,887,100 shares of voting common stock as of December 31, 2023, with sole voting power over 2,818,585 shares, and sole dispositive power over 2,887,100 shares.
Except as indicated in footnotes to the table above, we believe that the shareholders named in the table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such shareholders.
Insider Trading Policy, Anti-Hedging Policy and Pledges of Shares of Common Stock
The Company’s Insider Trading Policy governs the purchase, sale, and other dispositions of the Company’s securities by our officers, directors, and employees. The Company does not transact in its own securities if it is aware of material nonpublic information about the Company. We believe the policy is reasonably designed to promote compliance with insider trading laws, rules, regulations, and listing standards applicable to the Company.
The Company’s Insider Trading Policy also prohibits all employees and directors from entering into hedging transactions with respect to any Company securities including our common stock, including any transactions in puts, calls, or other derivative securities (other than receipt or exercise of an employee stock option granted by the Company).
With respect to the pledging of shares, the Audit Committee has carefully considered potential risks related to the pledging of shares of the Company’s voting common stock by executive officers and directors. The Audit Committee recognizes that a significant portion of the wealth of many of our executive officers and directors resides in their ownership of shares of the Company’s voting common stock, and that each individual’s financial situation is unique. The Audit Committee also recognizes that pledging arrangements provide liquidity to insiders who have been long-term shareholders and that typically the only alternative liquidity arrangement would be sales of the shares. The Audit Committee has reviewed and discussed existing arrangements as well as general considerations around current and future arrangements. The Audit Committee considered and discussed potential restrictions on pledging arrangements, including collateral support requirements or limits on the amount of shares pledged. As of the date of this Proxy Statement, the Audit Committee has determined not to impose any additional restrictions on pledging arrangements or to make other substantive changes to the Company’s policies. The Company’s Insider Trading Policy does not prohibit the pledging of shares of the Company’s voting common stock. However, the Insider Trading Policy requires directors and executive officers to consult with the General Counsel prior to pledging any shares of the Company’s voting common stock, and report details of any pledged securities to the Company’s Audit Committee on a quarterly basis. Lenders extending credit secured by shares of our common stock that are owned by directors or officers require a minimum collateral value equal to at least twice the amount of credit extended at any given time, and in some cases the lender imposes more stringent collateral requirements.
A copy of the Company’s Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.

PROPOSAL 1:  ELECTION OF DIRECTORS
The Board of Directors has set the number of directors of the Company at eight and recommends that shareholders vote for the nominees listed below, each for a term of one year.

Name and Age	Position(s) Held	Director Since (1)	Principal Occupation and Business Experience During the Past Five Years

Tonya W. Bradford (60)	Director	2020	Associate Professor of Marketing at the University of California, Irvine.

William H. Cameron (71)	Director	2013	President, Cameron Management, Inc., an investment management company focusing on real estate development, brokerage, and property management.

David G. Lucht (68)	Director	2008 (2)	Retired Executive Vice President of Credit of the Bank.

James S. Mahan III (73)	Chairman and CEO	2008	Chairman and Chief Executive Officer of the Company and the Bank.

Miltom E. Petty (73)	Director	2010	Executive Vice President of Carolina Hosiery Mills, Inc., a privately held manufacturing and real estate development company, and previously served as the Chief Financial Officer for 45 years.

Neil L. Underwood (55)	Director	2008	Former President of the Company; General partner and co-founder of Canapi Ventures, a series of funds focused on providing venture capital to new and emerging financial technology companies.

Yousef A. Valine (65)	Director	2022	Financial services executive with 40 years of experience across a broad range of areas, including credit, operations, regulatory relations, governance, information technology, treasury services, mergers and acquisitions, and risk management.

William L. Williams III (73)	Vice Chairman and EVP	2008	Executive Vice President and Vice Chairman of the Company and the Bank.

(1)The year first elected indicates the year in which each individual was first elected a director of the Company or the Bank and does not reflect any break(s) in tenure.
(2)Mr. Lucht was previously a member of our Board of Directors from 2008 until 2017 and was re-appointed effective February 23, 2021.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR OF THE COMPANY FOR A TERM OF ONE YEAR.

Qualifications of Directors

Tonya W. Bradford.  Dr. Bradford was appointed as a member of our Board of Directors in September 2020 and serves on the Audit and Compensation Committees. Dr. Bradford is an associate professor of marketing at the University of California, Irvine where she conducts research regarding rituals, communities and identity across phenomenon including gifting (e.g., registry, organ, charitable), relationships with money, communities (e.g., tailgating and support), acculturation, and brand loyalty. Dr. Bradford graduated with a Bachelor of Arts degree in Anthropology from Northwestern University, a Masters in Business Administration from the Kellogg School of Management, Northwestern University, and a doctoral degree in Marketing from Northwestern University. Her research is published in premier journals, including the Journal of Consumer Research, the Journal of Marketing, the Journal of the Academy of Marketing Science, the Journal of Retailing, the Journal of Business Research, the Journal of Interactive Marketing, and Research in Consumer Behavior. Dr. Bradford serves as associate editor for Journal of Retailing and Journal of Public Policy & Marketing, as well as serving on the editorial review board for the Journal of the Academy of Marketing Science, Journal of Consumer Research, and the Journal of Marketing. Dr. Bradford currently serves on the board of directors of Tealium Inc. Prior to joining the University of California, Dr. Bradford worked domestically and abroad in financial services including Charles Schwab & Company, Gemini Consulting (now Ernst & Young), and S1 Corporation. We believe Dr. Bradford’s depth of executive and academic experience, including marketing expertise, qualify her to serve on our Board of Directors.

William H. Cameron.  Mr. Cameron has served on our Board of Directors since November 2013 and chairs the Compensation Committee and serves on the Audit Committee and Risk Committee. Mr. Cameron has extensive prior experience as a director of a financial institution, having served as a founding director of Port City Capital Bank and as a director of Crescent Financial Corporation and Crescent State Bank following its acquisition of Port City Capital Bank in 2006. Mr. Cameron has extensive executive experience in corporate and real estate finance, real estate development, and private equity. He has been President of Cameron Management, Inc. since 2000 and has held leadership positions in a number of businesses over the last 30 years. Mr. Cameron served as Chief Operating Officer of Atlantic Telecasting Corporation, the NBC television affiliate in Wilmington, North Carolina. Mr. Cameron holds a B.S. in Business Administration and a Juris Doctor degree from the University of North Carolina at Chapel Hill. He has successfully completed the North Carolina Bank Directors’ College and has participated in numerous Advanced Bank Directors’ College programs. As an active business, civic and charitable leader, Mr. Cameron serves on the board of the Dan Cameron Family Foundation, Inc. and the New Hanover Community Endowment. He is president of Cameron Management, Inc. and president of the Dan Cameron Family Foundation, Inc., which has made significant contributions to the economic and cultural development of the Wilmington area. We believe Mr. Cameron’s prior experience as a director of two FDIC insured financial institutions over a period of 15 years brings to our board critical skills related to financial oversight of complex organizations, strategic planning, and corporate governance and qualifies him to serve as one of our directors.

David G. Lucht.  Mr. Lucht was most recently appointed as a member of our Board of Directors in February 2021. Mr. Lucht serves on the Risk, Compensation, and Nominating and Corporate Governance Committees. He is a founding member of the executive management team and previously served on the Board of Directors from 2008 to 2017. He served in several roles at Live Oak Bank including as President, Chief Risk Officer, Chief Lending Officer and Chief Credit Officer. After retiring from the Board in November 2017, Mr. Lucht continued to serve in several roles with the Bank most recently as Executive Vice President of Credit until his retirement from employment in December 2020. Before joining the Bank’s predecessor in May of 2007, Mr. Lucht held executive positions with several different banking institutions, including Chief Credit Officer and Executive Vice President for First Merit Bank, Akron, Ohio, where he was responsible for leading a turnaround in credit culture and performance of the $10.5 billion bank. Prior to First Merit, Mr. Lucht served as Senior Credit Officer of National City Bank, Cleveland, Ohio. A native of Ohio, Mr. Lucht began his banking career with National City Bank in 1985 after graduating from Kent State University with his Masters in Business Administration. He obtained his undergraduate Bachelor of Science degree in Marketing at Miami University in Ohio. Mr. Lucht helped design the Bank’s approach to the identification and management of credit risk. He has helped to positively shape the corporate culture of the Company since inception, and his leadership and executive management experience, which has contributed to our success to date, qualifies him to serve as a member of our Board of Directors.

James S. Mahan III.  Mr. Mahan is the Company’s founder, Chief Executive Officer, and Chairman of the Board of Directors. Mr. Mahan is also a managing partner and co-founder of Canapi Ventures, a series of funds focused on providing venture capital to new and emerging financial technology companies. Mr. Mahan currently serves on the board of directors for Apiture, Inc., a joint venture between Live Oak Banking Company and First Data Corporation, DefenseStorm, Inc., a cloud-based cyber security firm, and Savana Inc., a cloud-native solution that provides digital delivery of banking and customer service processes for financial institutions. Mr. Mahan is also a co-founder of nCino, Inc., a cloud-based banking software built on the Salesforce platform, Finxact, Inc., the cloud-native core-as-a-service platform, and Payrailz, Inc., a digital payment company. Prior to starting Live Oak Bank, Mr. Mahan was the Chief Executive Officer and Chairman for S1 Corporation and founder of Security First Network Bank, the world’s first Internet bank. Under his leadership, S1 Corporation grew to become a $234 million software and services provider in only six years, averaging more than 200 percent growth year over year. At its peak, S1 had a market capitalization of over $6 billion. During his term as Chief Executive Officer, Mr. Mahan was ranked as one of the 10 Most Influential Personalities in Financial Services by FutureBanker magazine. Prior to founding Security First Network Bank and S1 Corporation, Mr. Mahan launched Cardinal Bancshares, where he served as Chairman and Chief Executive Officer. Mr. Mahan built Cardinal into an institution with approximately $675 million in total assets and took the company public in 1992. Before launching Cardinal, Mr. Mahan spent several years with Citizens Union National Bank & Trust Co., serving as President, Chief Operating Officer and Vice Chairman and becoming Chairman and Chief Executive Officer in 1984. In 1986, Mr. Mahan formed an investment group that purchased Citizens Union and subsequently sold it to BankOne Corp. of Columbus, Ohio. Mr. Mahan began his career in 1973 at Wachovia Bank & Trust Co. in Winston-Salem, NC, after graduating with a bachelor’s degree in economics from Washington & Lee University in Lexington, Virginia. As the Company’s founder, Chief Executive Officer and Chairman, Mr. Mahan brings valuable perspective and experience which qualifies him to serve as a member of the Board of Directors.

Miltom E. Petty.  Mr. Petty has served as a member of our Board of Directors since August 2010. He serves on our Audit Committee and Compensation Committee. Mr. Petty currently serves as Executive Vice President of Carolina Hosiery Mills, Inc., a privately held manufacturing and real estate development company, and previously served as the Chief Financial Officer for 45 years. Since August 2013, Mr. Petty has served as a director of Trust Company of the South. Mr. Petty graduated with a Bachelor of Science degree in Business Administration from the University of North Carolina at Chapel Hill. He has held an active CPA license from the State of North Carolina for over 50 years. We believe Mr. Petty’s experience serving as the Chief Financial Officer and now the Executive Vice President of Carolina Hosiery Mills, Inc., including his familiarity with accounting standards and ability to serve as our Audit Committee financial expert, brings important skills and qualifies him to serve on our Board of Directors.

Neil L. Underwood.  Mr. Underwood is a cofounder and has served as a member of our Board of Directors since 2008. Mr. Underwood previously served as President until November 2023, and currently serves as cofounder and General Partner of Canapi Ventures, a strategic fintech venture fund. While at Live Oak, Mr. Underwood cofounded nCino Inc. (Nasdaq:NCNO), a cloud-based bank operating system now serving over 1000 financial institutions globally. Mr. Underwood also cofounded Live Oak Ventures, Inc., a subsidiary of Live Oak Bancshares Inc., where he helped incubate companies focused on digital bank transformation, including Finxact Inc., Payrailz, LLC, DefenseStorm, Inc. and Greenlight Financial Technologies, Inc. In 2017, Mr. Underwood cofounded Apiture, Inc., a joint venture between Live Oak Bank and First Data Corporation, serving as a cloud-native omni-channel onboarding and servicing platform. Mr. Underwood currently serves on the boards of Greenlight Financial Technologies, Inc., ModernFI, Inc., Island Technology, Inc., Notarize, Inc. (Proof), Asset Class Limited, Anatomy Financial, Inc., Posh Technologies, Inc., Digital First Holdings, LLC (Candescent), and the Camp Schreiber Foundation. He previously served on the boards of nCino Inc., Apiture Inc., DefenseStorm Inc., Payrailz, LLC, Finxact, Inc. and Blend Labs, Inc. A native of Miami, Florida, he holds a Bachelor of Science in Industrial Engineering from the Georgia Institute of Technology. Mr. Underwood’s experience in the technology sector, coupled with a talented approach to management and resource utilization, makes him well suited to serve as a member of our Board of Directors.

Yousef A. Valine. Mr. Valine was appointed as a member of our Board of Directors in September 2022. He chairs the Audit Committee and serves on the Risk Committee and Nominating and Corporate Governance Committee. He has over 40 years of broad experience in financial services, which include 24 years at Wachovia and 13 years at First Horizon Corporation. Mr. Valine’s leadership and expertise spans all aspects of credit, market and operational risk management, regulatory relations, management and board governance, Community Reinvestment and Bank Secrecy Acts, operations, information technology, treasury services, finance and mergers, and acquisitions. He has served as Chief Operating Officer, Chief Risk Officer, and Merger Executive at First Horizon. Prior to joining First Horizon, Mr. Valine held progressively senior roles at Wachovia, including Chief Operating Officer of the Risk Management Division. We believe Mr. Valine’s depth of executive experience in banking and financial services, including risk management, qualify him to serve on our Board of Directors.

William L. Williams III.  Mr. Williams is the Vice Chairman of our Board of Directors and one of the original founders of the Bank. He currently serves as Executive Vice President of the Company and the Bank. Prior to starting at Live Oak, Mr. Williams spent 19 years in corporate banking at Wachovia Bank & Trust Co. and worked for 14 years at Vine Street Financial doing SBA lending. Mr. Williams began his banking career in 1973 at Wachovia, where he worked with Wachovia Services, Inc, then Wachovia Regional Corporate Lending, calling on and lending to mid-market regional companies. In 1987, he relocated to Wilmington, North Carolina, where he managed the Wachovia Corporate Lending group for the three-county area of Southeastern North Carolina. In 1992, he re-joined Mr. Mahan at Cardinal Bancshares as they began Vine Street Financial, a niche SBA lending division of Vine Street Trust Company. Mr. Williams held several positions within this group including President and Senior SBA lender. Through a series of mergers/acquisitions, Vine Street Financial became a division of BB&T, where Mr. Williams served as a senior SBA lender, resigning in May of 2007 to found Live Oak Bank’s predecessor. Mr. Williams currently serves on the Board of Trustees for Elon University. Mr. Williams graduated in 1973 from the University of North Carolina at Chapel Hill with a B.S. degree in Business Administration. Mr. Williams’ over 50 years of corporate banking experience, including deep experience in the SBA lending sector and his involvement as a founder and organizer of our Company, make him uniquely qualified to serve as Vice Chairman of our Board of Directors.

CORPORATE GOVERNANCE
Board Leadership Structure
Our Board of Directors (the “Board”) has a chairman whose duties are described in our Bylaws, and it performs its oversight role through various committees. The Board may select any of its members as its Chairman and has no formal policy as to whether our Chief Executive Officer (“CEO”) will serve as Chairman or whether any other director, including a non-employee or independent director, may be elected to serve as Chairman. At present, the positions of Chairman and CEO are both held by James S. Mahan III.  The Board believes that the Company’s CEO is best situated to serve as Chairman because of his familiarity with the Company’s business and because he is the most capable of effectively identifying strategic opportunities and leading the execution of our business strategy. The Board has not appointed a lead independent director at this time.
Board’s Role in Risk Management
Risk is inherent in any business, and, as is the case with other management functions, our senior management has primary responsibility for managing the risks we face, including development of controls and processes to identify, assess, and monitor risks. However, as a financial institution, our business involves financial risks that do not exist, or that are more extensive than the risks that exist, in some other types of businesses. We are subject to extensive regulation that requires us to assess and manage those risks, and during their periodic examinations our regulators assess our performance in that regard. As a result, the Board is actively involved in overseeing our risk management programs. The Board seeks to integrate risk management with the Company’s overall business strategy and corporate culture.
The Board administers its oversight function primarily through committees, which may be established as separate or joint committees of the boards of the Company and/or the Bank. Those committees include our Audit Committee, Risk Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The role of each committee and its risk oversight responsibilities is described under the heading “Committees of the Board of Directors.”
The Board and its committees review and approve policies to address and mitigate significant risks facing the Company, including credit risk, interest rate risk, liquidity risk, operational risk, compliance risk, and strategic risk, among others. The Board also regularly receives reports from the Company’s risk management and internal audit departments, as well as third parties the Company engages to assist in its risk management processes.
We believe the Board’s involvement in our risk management results in Board committees that are more active than those of corporations that are not financial institutions or that are not regulated as extensively as financial institutions. We believe this committee activity enhances our Board’s effectiveness and leadership structure by providing opportunities for non-employee directors to become familiar with the Bank’s critical operations and actively involved in the Board’s oversight role with respect to risk management, as well as its other oversight functions.
Management Succession Planning
In addition to overseeing the overall performance of our management, our Board of Directors also oversees management succession planning.  The Company has a formal Management Succession Policy, which would be implemented in the event of an unplanned absence affecting a key management position of the Company or the Bank, including that of our Chief Executive Officer.  The Company’s Management Succession Policy is reviewed and evaluated by the Board of Directors at least once per calendar year.

Cybersecurity
We maintain a cybersecurity risk management program that is designed to enable us to assess, identify, and manage risk associated with cybersecurity threats. Assessing, identifying, and managing cybersecurity risks is integrated into our overall risk management framework. Our information security team works closely with stakeholders across technology, legal, risk, and business units to implement and monitor controls.
Managing cybersecurity risk is a key focus for the Board of Directors and management. We provide our employees with quarterly information security training. The Company seeks to ensure effective governance in managing risks associated with cybersecurity threats. The Risk Committee is responsible for the oversight of risks from cybersecurity threats. Where appropriate, strategic risk management decisions are escalated to the Risk Committee, and the Risk Committee receives periodic reports on cybersecurity matters from management.
The Chief Information Security Officer (“CISO”) of the Bank and a standing management Information Security Committee monitor, measure, and report key indicators, risk assessments, and security measures to the management Corporate Risk Committee. The CISO, in conjunction with the Corporate Risk Committee, makes quarterly reports to the Risk Committee of the Board. This quarterly reporting may include, but is not limited to, key metrics and risk indicators, penetration test results, risk assessment results, status of ongoing initiatives, incident and notable event reports, compliance with regulatory standards, and operational issues.
The CISO periodically informs the Information Security Committee, Corporate Risk Committee, and the Board Risk Committee of cybersecurity risks and incidents. This enables the highest level of management to be kept abreast of the Company’s cybersecurity posture and potential risks facing the Company. Furthermore, significant cybersecurity matters are escalated to the Board Risk Committee, where appropriate.
The Company engages a third party to audit its information technology function, which includes an assessment of the Company’s cybersecurity efforts. The Company also maintains cybersecurity insurance; however, the costs related to cybersecurity threats or disruptions may not be fully insured. Additionally, the Company engages third parties to perform penetration tests on an annual basis. The Company also periodically engages third parties for assessments of specific products, services, or applications. The Company leverages various software and service providers, including a managed security service provider and a service provider that helps monitor third-party suppliers. The Company also receives periodic threat intelligence reports from vendors, peers, and industry information sharing and analysis centers. The Company maintains a relationship with a leading incident response firm to assist the Company in responding to cybersecurity incidents, if appropriate.
Code of Ethics and Conflict of Interest Policy
The Board of Directors has adopted a Code of Ethics and Conflict of Interest Policy which applies to our directors and executive officers, and, among other things, is intended to promote:
•honest and ethical conduct;
•ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and in other public communications we make;
•compliance with laws, rules and regulations;
•prompt internal reporting of violations of the Code of Ethics and Conflict of Interest Policy to the Audit Committee; and
•accountability for adherence to the Code of Ethics and Conflict of Interest Policy.
A copy of the Code of Ethics and Conflict of Interest Policy is posted in the investor relations section of the Company’s website at www.liveoak.bank.

Corporate Governance Guidelines
The Company maintains Corporate Governance Guidelines, which are posted in the investor relations section of the Company’s website at www.liveoak.bank.
Director Independence
With the exception of Messrs. Mahan, Underwood, and Williams, each member of the Company’s Board of Directors is “independent” as defined by NYSE listing standards and the regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”).  In making this determination, the Board considered certain transactions with directors.  All such transactions were conducted at arm’s length upon terms no less favorable than those that would be available from an independent third party. The Board recognizes the importance of strong independent oversight and continues to evaluate its composition and governance practices in light of evolving expectations and best practices. As part of its ongoing refreshment efforts, the Board is actively engaged in identifying potential director candidates who can further strengthen its broad range of experience and independent oversight.
Director Relationships
None of our director nominees is a director or nominee of a corporation with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act, or any corporation registered as an investment company under the Investment Company Act of 1940.
There are no family relationships among the Company’s directors and executive officers.
Selection of Nominees for the Board of Directors
The Nominating and Corporate Governance Committee of our Board of Directors has the responsibility for recommending which directors should stand for re-election to the Board and the selection of new directors to serve on the Board. The committee has formulated the following qualifications for director candidates:
•having a basic knowledge of the banking industry, the financial regulatory system, and the laws and regulations that govern the operation of the Company;
•a willingness to put the interests of the Company ahead of personal interests;
•exercising independent judgment and actively participating in decision making;
•having an inquiring and independent mind, practical wisdom, and sound judgment;
•a willingness to avoid conflicts of interest;
•having a background, knowledge, and experience in business or another discipline to facilitate oversight of the Bank;
•a willingness and ability to commit the time necessary to prepare for and regularly attend Board and committee meetings; and
•equity ownership in the Company.
The committee also considers diversity of experience in selecting candidates for director.
The Company’s Bylaws permit any shareholder of record to nominate candidates for director. Shareholders wishing to nominate a candidate for director must deliver a written nomination to our Corporate Secretary not less than 120 days prior to the meeting of shareholders at which time nominees will be considered for election to the Board of Directors. The shareholder making such nomination must also submit a detailed resume of the nominee, stating the reasons why such person would be qualified to serve on the Board of

Directors and the written consent of the nominee that if elected, such nominee would serve as a member of the Board of Directors. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the SEC’s “universal proxy” rules, shareholders who intend to solicit proxies in support of director nominees must include the additional information required by SEC Rule 14a-19(b).

Board Composition and Qualifications
The Company is committed to fostering a broad range of perspectives, experiences, and backgrounds at all levels, including the Board of Directors, recognizing that a well-composed Board enhances decision-making and company performance.  The Nominating and Corporate Governance Committee has responsibility for recommending which nominees should stand for election to the Board of Directors each year, and the committee considers a range of factors in selecting nominees for director, including skills, leadership experience, industry expertise, and the ability to contribute diverse perspectives and backgrounds. As part of this commitment, the Nominating and Corporate Governance Committee considers a variety of attributes, including professional and personal experiences. There are currently ten members of the Board of Directors, of which one member, Dr. Bradford, is African-American, one member, Mr. Valine, is Middle Eastern, and two members, Dr. Bradford and Ms. Glossman, are women.  Ms. Glossman currently chairs the Risk Committee.  The table below contains information regarding the composition and demographic representations of our current Board of Directors.

Board Composition Matrix (As of March 21, 2025)

Total Number of Directors		10

Part I: Gender Identity	Female	Male
Directors	2	8

Part II: Demographic Background
African American or Black	1	0
Middle Eastern	0	1
White	1	7

Board Skills and Experience

The Company’s Board of Directors has a mix of skills and experience that we believe are relevant to our long-term strategy and success. Members of our Board of Directors are leaders in their respective fields and bring a broad range of perspectives, experiences, and tenure to the organization.

Board Skills Matrix (As of March 21, 2025)

Accounting/Financial Reporting	Banking and Financial Services	Compensation and Benefits
3 out of 10 directors	10 out of 10 directors	6 out of 10 directors

Cybersecurity	Digital Innovation and FinTech	Marketing
2 out of 10 directors	4 out of 10 directors	2 out of 10 directors

Meetings of the Board of Directors
There were six meetings of the Board of Directors during 2024.  All of our incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the committees on which he or she served during 2024.  Although we do not have a formal written policy with respect to directors’ attendance at our Annual Meeting, we generally encourage all directors to attend.  All of our incumbent directors who were on the Board of Directors at that time attended our last Annual Meeting in May 2024.

Executive Sessions of Independent Directors

Our independent directors meet in executive sessions. There is no formal process for determining the presiding director of these sessions. The committee chairs generally control the portions of the executive sessions applicable to their committees.
Committees of the Board of Directors
Our Board of Directors has the authority to appoint committees to perform certain management and administrative functions. Our Board of Directors has four permanent committees: the Audit Committee, the Risk Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of these committees operates under a written charter approved by the Board that sets out the committee’s duties and responsibilities. We believe that each member of these committees is an “independent director” as that term is defined by NYSE listing standards. Copies of the charters of each of these committees are posted in the investor relations section of the Company’s website at www.liveoak.bank.
In addition, from time to time, special committees may be established under the direction of our Board of Directors when necessary to address specific issues.
Information about each of the permanent committees of the Board follows:
Audit Committee. The current members of the Audit Committee are Tonya W. Bradford; William H. Cameron; Diane B. Glossman; Miltom E. Petty; and Yousef A. Valine, Chair. The Audit Committee met eighteen times during 2024. The Audit Committee is responsible for the following, among other things:
•selecting and retaining an independent registered public accounting firm to act as the Company’s independent auditors for the purpose of auditing the Company’s annual financial statements;
•setting the compensation of, overseeing the work done by and terminating, if necessary, the Company’s independent auditors;
•selecting, retaining, compensating, overseeing and terminating, if necessary, any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company;
•approving all audit engagement fees and terms;
•pre-approving all audit and permitted non-audit and tax services that may be provided by the Company’s independent auditors or other registered public accounting firms;
•establishing policies and procedures for the pre-approval of permitted services by the Company’s independent auditors and other registered public accounting firms on an ongoing basis;
•annually evaluating the qualifications, performance, and independence of the Company’s independent auditors;

•reviewing and discussing with the Company’s independent auditors (1) the auditors’ responsibilities under generally accepted auditing standards and the responsibilities of management in the audit process, (2) the overall audit strategy, (3) the scope and timing of the annual audit, (4) any significant risks identified during the auditors’ risk assessment procedures and (5) when completed, the results, including significant findings, of the annual audit;
•reviewing and discussing with the Company’s independent auditors (1) all critical accounting policies and practices to be used in the audit; (2) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, the ramifications of the use of such alternative treatments and the treatment preferred by the auditors; and (3) other material written communications between the auditors and management;
•reviewing with management and the Company’s independent auditors the adequacy and effectiveness of the Company’s financial reporting processes, internal control over financial reporting and disclosure controls and procedures, including any significant deficiencies or material weaknesses in the design or operation of, and any material changes in, the Company’s processes, controls and procedures and any special audit steps adopted in light of any material control deficiencies;
•reviewing and discussing with the Company’s independent auditors and management the Company’s annual audited financial statements (including the related notes) and the form of audit opinion to be issued by the auditors on the financial statements;
•selecting and retaining services of internal audit providers, if outsourced, and conducting annual performance reviews of in-house internal audit providers;
•reviewing and discussing with management and the Company’s independent auditors the Company’s earnings press releases;
•establishing and overseeing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters;
•reviewing, approving, and overseeing any transactions with related persons that are required to be disclosed under SEC regulations (other than compensation arrangements reviewed and approved by the Compensation Committee or appropriate subcommittee) (see “Certain Relationships and Related Person Transactions”); and
•performing any other activities, including delegating its authority to one or more subcommittees or to management in furtherance of its responsibilities, consistent with its charter, the Company’s Bylaws and governing law, as the committee or the Board deems necessary or appropriate or as required by law or regulation.
The Board of Directors has determined that Mr. Petty and Ms. Glossman are “audit committee financial experts” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC.
Risk Committee. The current members of the Risk Committee are William H. Cameron; Diane B. Glossman, Chair; David G. Lucht; and Yousef A. Valine. The Risk Committee met six times in 2024. The Risk Committee is responsible for the following, among other things:
•approving the Company’s risk management framework and periodically reviewing and evaluating the adequacy and effectiveness of such framework;
•approving a statement or statements defining the Company’s risk appetite, monitoring the Company’s risk profile and providing input to management regarding the Company’s risk appetite and risk profile;

•receiving from members of management, and other officers or employees as appropriate, periodic reports on, and reviews of, the Company’s risk management framework and risk management programs and their results;
•discussing with management the Company’s major risk exposures and reviewing the steps management has taken to identify, monitor and control such exposures;

•overseeing management’s implementation and management of, and conformance with, the Company’s significant risk management policies, procedures, limits, and tolerances;

•reviewing the adequacy of the Company’s risk management function and ensuring that senior-level risk management officers have sufficient stature, authority, seniority, and resources to carry out their responsibilities;

•reviewing and overseeing the Company’s policies, procedures, and programs designed to promote and maintain legal and regulatory compliance; and

•performing any other activities, including delegating its authority to one or more subcommittees or to management in furtherance of its responsibilities, consistent with its charter, the Company’s Bylaws and governing law, as the committee or the Board deems necessary or appropriate or as required by law or regulation.

Compensation Committee. The current members of the Compensation Committee are Tonya W. Bradford; William H. Cameron, Chair; David G. Lucht; and Miltom E. Petty. The Compensation Committee met four times during 2024.  The Compensation Committee is responsible for the following, among other things:
•reviewing and approving annually the corporate goals and objectives applicable to the compensation of the CEO, evaluating at least annually the CEO’s performance in light of those goals and objectives, and determining and approving the CEO’s compensation level based on this evaluation;
•reviewing and approving the compensation of all other executive officers;
•reviewing, approving and, when appropriate, recommending to the Board for approval, incentive compensation plans and equity-based plans, and where appropriate or required, recommending such plans for approval by the shareholders of the Company, which includes the ability to adopt, amend and terminate such plans;
•administering the Company’s incentive compensation plans and equity-based plans, including designation of the employees to whom the awards are to be granted, the amount of the award or equity to be granted and the terms and conditions applicable to each award or grant, subject to the provisions of each plan;

•reviewing, approving, and administering policies with respect to the recovery of incentive-based compensation, including monitoring and overseeing compliance with the requirements of applicable SEC regulations and NYSE listing standards;
•reviewing, approving and, when appropriate, recommending to the Board for approval, any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the CEO and other executive officers, which includes the ability to adopt, amend and terminate such agreements, arrangements or plans;

•reviewing the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviewing and discussing at least annually the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk;
•reviewing and recommending to the Board for approval the frequency with which the Company will conduct shareholder advisory votes on executive compensation;
•reviewing and approving the proposals regarding the shareholder advisory votes on executive compensation and the frequency of the shareholder advisory votes on executive compensation to be included in the Company’s Proxy Statement;
•reviewing director compensation for service on the Board and Board committees at least once a year and recommending any changes to the Board;
•reviewing and approving compensation disclosures required by the rules of the SEC to be included in the Company’s Annual Report on Form 10-K or Proxy Statement; and
•performing any other activities, including delegating its authority to one or more subcommittees or to management in furtherance of its responsibilities, consistent with its charter, the Company’s Bylaws and governing law, as the committee or the Board deems necessary or appropriate or as required by law or regulation.
Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Diane B. Glossman; Glen F. Hoffsis; David G. Lucht, Chair; and Yousef A. Valine. The Nominating and Corporate Governance Committee met three times during 2024.  The Nominating and Corporate Governance Committee is responsible for the following, among other things:
•determining the qualifications, qualities, skills, and other expertise required to be a director and developing criteria to be considered in selecting nominees for director (the “Director Criteria”);
•identifying and screening individuals qualified to become members of the Board, consistent with the Director Criteria;
•recommending to the Board the nominees to be submitted to a shareholder vote at the Annual Meeting;
•if a vacancy on the Board occurs, identifying, selecting and recommending to the Board candidates to fill such vacancy either by election by shareholders or appointment by the Board;
•developing and recommending to the Board for approval standards for determining whether a director has a relationship with the Company that would impair his or her independence;
•reviewing and approving the disclosures regarding corporate governance, the operations of the committee and director independence required by the rules of the SEC to be included in the Company’s Annual Report on Form 10-K or Proxy Statement; and
•performing any other activities, including delegating its authority to one or more subcommittees or to management in furtherance of its responsibilities, consistent with its charter, the Company’s Bylaws and governing law, as the committee or the Board deems necessary or appropriate or as required by law or regulation.

Compensation Committee Interlocks and Insider Participation
With the exception of Mr. Lucht, none of the current members of our compensation committee is or has been an officer or employee of our Company.  Mr. Lucht previously served in several roles at the Bank. He retired as the Bank’s Executive Vice President of Credit in December 2020. None of our executive officers currently serve, or in the past year has served, as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) or as a director of any entity that has one or more executive officers serving on our compensation committee or our Board of Directors.
Executive Compensation Clawback Policy
The Board has adopted a Clawback Policy intended to comply with the final clawback rules adopted by the SEC pursuant to Section 10D and Rule 10D-1 of the Exchange Act, and the related NYSE listing requirements (together, the “Final Clawback Rules”). The Clawback Policy requires the Company to recover reasonably promptly any erroneously awarded incentive-based compensation received by current and former executive officers (as defined in the Clawback Policy) of the Company in the event that the Company is required to prepare an accounting restatement, in accordance with the Final Clawback Rules. The recovery of such compensation applies regardless of whether an executive officer engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement. Under the Clawback Policy, the Company may recoup from current or former executive officers erroneously awarded incentive-based compensation received within a look-back period of the three completed fiscal years preceding the date on which the Company is required to prepare an accounting restatement. The policy applies to incentive compensation received by covered executive officers on or after October 2, 2023. A copy of the policy was filed as Exhibit 97 to our Annual Report on Form 10-K, filed with the SEC on February 22, 2024.
Indebtedness of and Transactions with Management
The Bank and its subsidiaries have had, and expect to have in the future, banking, investment advisory, and other transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and associates.  All such transactions are made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing for comparable transactions with persons not related to the Bank and its subsidiaries, and do not involve more than the normal risk of collection or present other unfavorable features. Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Our Audit Committee, pursuant to its charter, is responsible for reviewing and approving transactions with related persons (as defined in Item 404 of SEC Regulation S-K). In the course of its review and approval of a related person transaction, the Audit Committee, among other things, considers, consistent with Item 404 of SEC Regulation S-K, the following:
•the nature and amount of the related person’s interest in the transaction;
•the material terms of the transaction, including, without limitation, the amount and type of transaction; and
•any other matters the Audit Committee deems appropriate.
The Board of Directors and its committees may also, in their discretion, review transactions involving the Company’s directors, executive officers, holders of 5% or more of our capital stock, or any of their immediate family members, that do not necessarily qualify for disclosure as related person transactions under the securities laws.
Set forth below is a description of certain relationships and transactions between the Company on the one hand, and any of our directors or executive officers, any holder of 5% or more of our capital stock or any member of their immediate family on the other hand:
Medical Park Hotels, LLC
Medical Park Hotels, LLC (“Medical Park Hotels”) owns a hotel in the Wilmington, North Carolina area. Mr. Williams, our EVP and Vice Chairman and a member of our Board of Directors, is a managing member of Medical Park Hotels and holds a 20% equity interest. Mr. Cameron, a member of our Board of Directors, holds a 4% direct interest and approximately 3.2% indirect interest in Medical Park Hotels. The Bank paid approximately $183,453 to Medical Park Hotels in 2024 for room rentals to house employees, recruits, and other business associates when visiting the Wilmington, NC area. Employees and other associates are permitted to choose a hotel subject to the Company’s standard expense reimbursement policies, and the rates that the Bank paid to Medical Park Hotels are discounted from the hotel’s standard rates. The Bank expects to continue renting rooms at the hotel from time to time in 2025 for employees, recruits, and other business associates.
Canapi Ventures
Canapi Advisors, LLC was a wholly owned subsidiary providing investment advisory services to a series of funds (collectively, the “Canapi Funds”) focused on providing venture capital to new and emerging financial technology companies. During the third quarter of 2024, the Canapi Funds were restructured and Canapi Advisors, LLC voluntarily withdrew as an investment advisor to the funds. Canapi Advisors, LLC was subsequently dissolved in the fourth quarter of 2024. The Company does not pay management fees or carried interest on its investments in the Canapi Funds.
The Company committed to invest up to $17.0 million in Canapi Ventures Fund, L.P. and Canapi Ventures SBIC Fund, L.P. (the “Canapi Funds I”). In April 2019, Mr. Mahan, our Chairman and Chief Executive Officer, and Mr. Underwood, a member of our Board of Directors, each committed to invest up to $1.0 million in the Canapi Funds I. Total capital commitments to the Canapi Funds I, inclusive of the commitments from the Company and Messrs. Mahan and Underwood, were $654.1 million as of December 31, 2024.
The Company committed to invest up to $15.5 million in Canapi Ventures Fund II, L.P. and Canapi Ventures SBIC Fund II, L.P. (the “Canapi Funds II”). In May 2022, Mr. Mahan, our Chairman and Chief Executive Officer, committed to invest up to $1.0 million, and Mr. Underwood, a member of our Board of

Directors, committed to invest up to $3.0 million in the Canapi Funds II. Total capital commitments to the Canapi Funds II, inclusive of the commitments from the Company and Messrs. Mahan and Underwood, were $753.4 million as of December 31, 2024.
Immediate Family Members Employed by the Bank
The Bank employs several relatives of directors and executive officers, including four employees who were paid or earned compensation exceeding $120,000 in the aggregate during 2024. These employees also received benefits under certain employee benefit plans that are generally available to all similarly situated Bank employees. These family members are adults who do not share the home of the director or executive officer, and the related director or executive officer does not have an interest in the family member’s compensation. None of these employees are executive officers of the Company.
William L. Williams IV, the son of William L. Williams III, our EVP and Vice Chairman and a member of our Board of Directors, received total cash compensation in 2024 of $282,112. James J. Hughes, the son-in-law of Miltom E. Petty, a member of our Board of Directors, received total cash compensation in 2024 of $280,882. Rebecca W. Wade, daughter of David Lucht, a member of our Board of Directors, received total cash compensation in 2024 of $129,857. Peter Underwood, the brother of Neil L. Underwood, a member of our Board of Directors, received total cash compensation in 2024 of $225,294. Messrs. Williams, Hughes, Underwood and Ms. Wade were not granted RSU awards in 2024.
We regard each of the above team members as a highly educated, trained and competent team member, and we believe these employment relationships are beneficial to the Company and its shareholders.

EXECUTIVE OFFICERS
The following table sets forth certain information regarding the Company’s current executive officers.

Name	Age	Position	Business Experience

James S. Mahan III	73	Chairman and CEO	Chairman of the Board and Chief Executive Officer of the Company and the Bank since inception. Prior to joining, Mr. Mahan was the Chief Executive Officer and Chairman for S1 Corporation and founder of Security First Network Bank, the world’s first internet bank.

Michael J. Cairns	43	Chief Credit Officer	Chief Credit Officer of the Company and Bank since August 2024. Mr. Cairns previously served as Head of Credit and has been with Live Oak since 2015. Mr. Cairns brings 18 years of experience in banking with a focus on commercial banking roles including underwriting, underwriting management, and credit. In addition, his lending expertise includes small- and middle-market lending across commercial and industrial, commercial real estate, and asset-based lending. Prior to joining Live Oak, Mr. Cairns spent a decade in lending and credit roles at TCF National Bank and Talmer Bank & Trust (both now Huntington Bank) in his native Michigan. Mr. Cairns holds a Bachelor of Business Administration degree in finance with a specialty in banking and financial services, in addition to a Master of Science degree in finance from Walsh College in Troy, Michigan.

Micah S. Davis	48	Chief Marketing and Communications Officer Live Oak Banking Company	Chief Marketing and Communications Officer of the Bank since July 2021, Chief Marketing Officer from 2016 to 2021, Marketing Director from 2012 to 2016. Mr. Davis leads the marketing and communications strategies for the Bank and its subsidiaries. Since joining in 2012, Mr. Davis has built an internal marketing team and in-house creative agency supporting the Bank’s multi-channel marketing efforts and go-to-market strategies for new subsidiaries. Prior to joining, Mr. Davis spent eight years working in various design and marketing roles within Bank of America’s sponsorships, brand, and digital marketing teams. Before his time at Bank of America, Mr. Davis was an entrepreneur, founding three companies in retail and media.

Renato Derraik	53	Chief Information and Digital Officer Live Oak Banking Company	Chief Information and Digital Officer of the Bank since June 2021. Prior to joining the Bank, Mr. Derraik was the Chief Digital Officer at Ally Financial Inc., overseeing Ally’s digital innovation and transformation activities. His over 25-year career includes driving large-scale digital, agile, and operating model transformations for Fortune 500 companies including Ally and Sprint, as well as being an expert partner at McKinsey & Company where he served clients across the globe on technology and digital transformations for 15 years.

William C. Losch III	55	President	President of the Bank since August 2023 and of the Company since November 2023; Chief Financial Officer of the Company and Bank from 2021 to 2023 and Chief Banking Officer of the Company and Bank from 2022 to 2023. Prior to joining, Mr. Losch was the Chief Financial Officer at First Horizon Corporation, leading its financial activities, which included treasury, accounting controls, tax, financial planning, strategic planning, investor relations, corporate development, mergers and acquisitions, procurement, corporate properties, and First Horizon Ventures. Prior to his role at First Horizon Corporation, Mr. Losch held progressively senior roles at First Union Corporation and Wachovia Bank & Trust Co. and served as a senior vice president and chief financial officer for the general bank at Wachovia Corporation, the largest of the corporation’s four major business lines.

Stephanie A. Mann	50	Chief Strategy Officer	Chief Strategy Officer of the Company and the Bank since 2022; Corporate Strategy & Development Officer of the Bank from 2019 to 2022. Ms. Mann has over 20 years of experience in advising companies on capital structure, growth strategy, M&A and capital raising. Prior to joining the Company, Ms. Mann was a Managing Director of investment banking at Citi where she advised Fortune 500 technology companies out of the New York and London offices. During her tenure at Citi, she worked on more than $125 billion of M&A transactions, including cross-border, leveraged buyout, and joint ventures for public and private companies. Ms. Mann currently serves on the board of directors for Apiture, Inc., Leyline Renewable Capital, LLC, Kwipped, Inc, Pharmacy Marketplace, Inc., Uplinq Inc., Agency KPI, Inc., and Lakeside Partners, an affiliate of Good Shepherd Ministries.

Walter J. Phifer	41	Chief Financial Officer	Chief Financial Officer of the Company and the Bank since January 2024. Prior to his role as Chief Financial Officer, Mr. Phifer served as Treasurer and Head of Finance, Planning and Analysis. Phifer joined the Bank in 2015 and brings 19 years of experience in the financial industry, including various finance, treasury, accounting, audit, and deposit analytic roles. Prior to joining, Mr. Phifer served as the Deposits Finance Manager at Barclays US where he managed the finances and data analytics of a $10 billion deposit portfolio. He began his career in external audit at Deloitte, based out of the Boston and Philadelphia offices, and earned his Certified Public Accountant certification in 2006. Phifer received a bachelor’s degree in economics and accounting from the College of the Holy Cross in Worcester, MA.

Gregory W. Seward	49	Chief Risk Officer and General Counsel	General Counsel of the Company and the Bank since October 2015; Chief Risk Officer of the Company and the Bank since July 2022. Prior to joining, Mr. Seward spent the majority of his career as an attorney in the legal department of Capital One Financial Corporation, most recently leading a team of attorneys advising on a broad range of corporate and regulatory matters. Mr. Seward began his career as a corporate associate at Gibson Dunn & Crutcher LLP.

Courtney C. Spencer	56	Chief Experience Officer	Chief Experience Officer of the Company and the Bank since 2022; Chief Administrative Officer of the Company and the Bank from 2019 to 2022; Head of Human Resources of the Company and the Bank from 2016 to 2018. Ms. Spencer has over 25 years of financial services and HR experience. Prior to joining, Ms. Spencer was a Human Resources Strategic Business Partner and Vice President of Budget and Management Reporting at Square 1 Bank (now Pacific Western Bank). Prior to her role at Square 1 Bank, Ms. Spencer served in a variety of finance and control positions at Wachovia Bank & Trust Co. and Wells Fargo & Company.

J. Wesley Sutherland	54	Chief Accounting Officer	Chief Accounting Officer of the Company and the Bank since 2014. Prior to joining, Mr. Sutherland was the founder and owner of an accounting and consulting firm, an audit partner in the financial institutions services group of the largest CPA firm based in the South and had served as the president of a $300 million mutual savings bank. Mr. Sutherland worked, earlier in his career, in the banking practices of two national accounting firms and served as a financial analyst for a Fortune 500 company.

EXECUTIVE COMPENSATION AND OTHER MATTERS
Compensation Discussion and Analysis
The following discussion provides a description of our philosophy and decision-making process for compensating our NEOs in 2024. This discussion also describes the material components of our 2024 compensation program. This discussion should be read together with the compensation tables for our NEOs under the heading “Summary Compensation and Other Tables” beginning on page 36 of this Proxy Statement.
Our 2024 NEOs were:
James S. Mahan III, Chief Executive Officer
William C. Losch III, President
Walter J. Phifer, Chief Financial Officer
Renato Derraik, Chief Information and Digital Officer, Live Oak Bank
Gregory W. Seward, Chief Risk Officer and General Counsel

Shareholder Advisory Votes on Named Executive Officer Compensation

At our 2024 annual meeting of shareholders, approximately 76.45% of the shares represented and entitled to vote on the matter voted to approve, on an advisory basis, the compensation of our named executive officers. The Board and the Compensation Committee of our Board of Directors (referred to in this Compensation Discussion and Analysis as the “Committee”) consider the result of the Say-on-Pay vote in determining the compensation of our executive officers, including our named executive officers. Based on the level of support for our executive compensation philosophy, program, and practices demonstrated by the result of last year’s Say-on-Pay vote, among other factors, the Board and the Committee determined not to implement significant changes to the structure of our executive compensation program for 2024.

We value the opinions of our shareholders. Shareholder feedback, including through direct discussions and prior advisory shareholder votes, is reported to the Board and the Committee throughout the year. Our goal is to be responsive to our shareholders and ensure we understand and address their concerns and observations. The Board and the Committee will consider the outcome of this year’s Say-on-Pay vote (see Proposal No. 2 in this Proxy Statement), as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

In addition, consistent with the recommendation of the Board and the preference of our shareholders as reflected in the nonbinding shareholder advisory vote on the frequency of future Say-on-Pay votes held at our 2019 annual meeting of shareholders, we conduct Say-on-Pay votes on an annual basis. As described in Proposal 3, the Board recommends that shareholders vote in favor of continuing to hold a non-binding advisory say-on-pay vote every year.

Key 2024 Business and Financial Highlights
We are a financial holding company and the parent company of the Bank. We continue to focus on our mission to be America’s small business bank and achieved key accomplishments across our business in 2024. As the year progressed, we gained business and profitability momentum and demonstrated a consistent delivery of strong growth and expense control.

Financial highlights for 2024 included the following:
•Total assets of $12.94 billion at December 31, 2024.
•Total loans and leases increased $1.56 billion, or 17.3%, to $10.58 billion at the end of 2024, supported by record loan originations of $5.16 billion in 2024.
•Total deposits increased by $1.49 billion, or 14.5%, to $11.76 billion at the end of 2024.
•Net income attributable to Live Oak Bancshares, Inc. increased $3.6 million, or 4.8%, from $73.9 million, or $1.64 per diluted share, to $77.5 million, or $1.69 per diluted share.
•Net interest margin declined to 3.27% for 2024 as compared to 3.35% for 2023. The decline in net interest margin was outpaced by 2024 loan growth which largely drove an increase in net interest income of $30.6 million, or 8.9%.
•The provision for credit losses increased $44.9 million, largely the result of record loan growth combined with the impacts of the current macroeconomic environment.
General Compensation Philosophy
We, and our subsidiaries, partner with businesses that share a groundbreaking focus on service and technology to redefine banking.  Our mission is to be America’s small business bank.  The Committee and our leadership team believe strongly that delivering on this mission will build long-term shareholder value, and the Committee has designed a compensation program intended to motivate employees, and particularly our leadership team, to successfully execute this mission.
The Committee believes that the most effective incentive compensation programs strive to achieve the following objectives:
•align compensation with responsibilities and performance;
•align employees’ interests with those of our shareholders;
•motivate performance toward the achievement of business objectives;
•clearly communicate compensation policies and structures to employees;
•motivate behaviors to increase long-term profitability while maintaining a focus on credit quality and underwriting standards; and
•attract and retain talent and build leadership succession within business units.
Role of the Compensation Committee
The Committee is responsible for annually reviewing the performance of the CEO and reviews all compensation and equity awards to executive officers.  The Committee has the exclusive authority and responsibility to determine all aspects of executive compensation and seeks input and recommendations from the CEO for the executive officers other than the CEO. The Committee operates under a written charter that it reviews at least once per calendar year to ensure that the scope of the charter is consistent with the Committee’s role.
Role of the Executive Officers
The CEO provides the Committee with his recommendation for overall compensation for all executive officers other than himself. The Committee determines the level of compensation for the CEO. Due to the factors discussed below, the amount and type of compensation the Committee has determined to provide to Mr. Mahan has been largely unchanged since we completed our initial public offering (“IPO”) in July 2015.

Key 2024 Compensation Highlights
➢    Mr. Mahan received a base salary, perquisites, and other benefits for 2024.  Mr. Mahan’s salary has not materially increased since we completed our IPO. Due to his long-standing and substantial stock ownership in the Company, the Committee believes Mr. Mahan’s interests are aligned with those of our shareholders to a substantial degree and has not awarded Mr. Mahan any equity-based awards since the IPO.
➢    All of our NEOs, other than Mr. Mahan, received a discretionary cash bonus for the 2024 performance year.  See “2024 Discretionary Cash Bonus” below for more details.
➢    Messrs. Losch, Derraik, Phifer, and Seward each received restricted stock unit (“RSU”) awards that vest pro rata over five years. The RSUs granted to each of them in February 2025 were based on the Committee’s review of Company and individual performance during 2024. Mr. Losch also received an RSU award in February 2024 in recognition of his promotion to President of the Company and the Bank, which vests pro rata over five years, the first annual vesting of which occurred on August 25, 2024, the first anniversary of his promotion to President of the Bank. See “2024 RSU Awards” below for more details on these RSUs.
➢    Our NEOs serve at the discretion of the Board of Directors, and no NEO is party to an employment agreement.
2024 Compensation Program
The Committee seeks to align management’s incentives with the long-term interests of our shareholders by designing incentive compensation to reward corporate performance. When approving compensation for the 2024 performance year for our NEOs, the Committee reviewed key financial measures and performance related to our strategic plan and financial results. When it considered the base salary, any discretionary cash bonuses, and any equity-based awards for the NEOs, the Committee’s evaluation of our performance was more subjective in nature than objective without specific financial targets, objectives, or time periods under review.  The Committee also had the goal of attracting and retaining its talented NEOs through the compensation program.  In February 2025, the Committee determined to award (i) discretionary cash bonuses based on its review of our 2024 performance and (ii) RSUs based on its review of Company and individual performance during 2024. The Committee did not target any specific mix or percentage of compensation components and believes that the overall mix of 2024 compensation components for the NEOs, including base salary that provided fixed pay, a discretionary cash bonus that provided for cash payouts based on our performance over the 2024 fiscal year, and awards of RSUs to Messrs. Losch, Derraik, Phifer, and Seward, each of which will vest pro rata over a five-year period, appropriately motivated the NEOs and aligned their interests with the long-term interests of shareholders.
Base Salaries.  We aim to provide our NEOs with a base salary that is commensurate with similar financial institutions and appropriate for the overall responsibility of the individual based on experience, performance and any other unique factors or qualifications such as the difficulty of replacing the officer with someone of comparable experience and skill. The base salaries are intended to compensate our NEOs for the day-to-day services performed for us. When setting base salaries for our executive officers, the Committee considers the scope of the officer’s role and the officer’s ability to contribute to our success. The Committee also considers length of service as well as other forms of compensation awarded. For executive officers other than the CEO, the Committee takes into account the CEO’s input and recommendations. After considering these factors, the Committee chose not to increase 2024 base salaries for any NEO from 2023 salaries, other than for Messrs. Losch and Phifer. The Committee specifically considered that each of Messrs. Losch and Phifer took on expanded duties and responsibilities beginning in August 2023 and January 2024, respectively.

2024 Discretionary Cash Bonus.  In February 2025, the Committee reviewed our performance for 2024. Based on overall Company performance, including significant banking and operational achievements, the Committee determined to award a discretionary cash bonus to each NEO other than Mr. Mahan. Each cash bonus represented approximately 6% to 8% of the NEO’s 2024 base salary received as of December 31, 2024.
Equity Compensation.  At various times, the Committee awards incentive compensation to our NEOs in the form of equity-based compensation in order to further align management and shareholder interests and to reward management for increases in shareholder value. The Committee also uses these awards to attract and retain its NEOs. Grants are not made on a pre-determined schedule but are typically made during an open trading window under our Insider Trading Policy.

2024 RSU Awards. In February 2025, the Committee reviewed both Company and individual performance during 2024. The Committee specifically considered the financial highlights and events under the heading “Key 2024 Business and Financial Highlights” above. The Committee determined to grant RSU awards that vest pro rata over five years for each of our NEOs other than Mr. Mahan. The Committee has not awarded Mr. Mahan any equity-based awards since the Company’s IPO. Mr. Losch received an award of 45,153 RSUs with a grant date fair value of $1,559,585. The Committee determined to grant this award based upon Mr. Losch’s strategic leadership of the Company and the Bank in his role as President managing impacts of macro economic uncertainty while building sustained financial performance momentum. Mr. Phifer received an award of 9,264 RSUs with a grant date fair value of $319,979. The Committee determined to grant this award based upon Mr. Phifer’s expanded responsibilities as Chief Financial Officer and the Committee’s desire to motivate and retain him over a long-term horizon. Mr. Derraik received an award of 15,678 RSUs with a grant date fair value of $541,518. The Committee determined to grant this award based upon Mr. Derraik’s strategic leadership and continued execution in support of the Company’s priorities. Mr. Seward received an award of 9,264 RSUs with a grant date fair value of $319,979. The Committee determined to grant this award based upon Mr. Seward’s performance as Chief Risk Officer and General Counsel, enhancing our risk management function in support of the Company’s sustained growth and providing leadership as we continue to mature our business operations.
Set forth below is additional information regarding our equity compensation plans that were in effect or under which awards were outstanding in 2024.
2015 Omnibus Stock Incentive Plan. Our shareholders approved the 2015 Omnibus Stock Incentive Plan, as amended and restated effective May 24, 2016, at the 2016 Annual Meeting.  At the 2018, 2021, and 2023 Annual Meetings, our shareholders approved amendments to the 2015 Omnibus Stock Incentive Plan to increase the number of shares issuable under the plan.  We refer to the 2015 Omnibus Stock Incentive Plan, as amended and currently in effect, as the “2015 Omnibus Stock Incentive Plan.”  The original 2015 Omnibus Stock Incentive Plan was approved by our shareholders at the 2015 Annual Meeting.  The 2015 Omnibus Stock Incentive Plan replaced the 2008 Incentive Stock Option Plan, the Restricted Stock Plan and the 2008 Nonstatutory Stock Option Plan (collectively, the “Prior Plans”). The aggregate number of shares of our voting common stock that may be issued pursuant to the 2015 Omnibus Stock Incentive Plan is currently 13,750,000, less such shares as are issued or subject to outstanding grants under the Prior Plans since the date of adoption of the 2015 Omnibus Stock Incentive Plan. The awards may be issued in the form of incentive stock options, non-qualified stock options, restricted stock, RSUs, or stock appreciation rights. As of December 31, 2024, there were a total of 2,358,908 shares of our voting common stock reserved for issuance pursuant to awards under the 2015 Omnibus Stock Incentive Plan and the Prior Plans.
2008 Incentive Stock Option Plan.  At the 2008 Annual Meeting, shareholders approved the adoption of the Live Oak Banking Company 2008 Incentive Stock Option Plan, or the 2008 Plan.

Options granted under the 2008 Plan were intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code, or the Code. Under the Code, options are afforded favorable tax treatment to recipients upon compliance with certain restrictions but do not result in tax deductions to the Company. The purpose of the 2008 Plan was to increase the performance incentive for employees of the Bank, to encourage the continued employment of current employees and to attract new employees by facilitating their purchase of a stock interest in the Company.
The 2008 Plan was adopted by our Board of Directors in connection with the reorganization of the Bank into the holding company form of organization on March 31, 2009. Upon our adoption of the 2008 Plan, all outstanding options to purchase shares of the Bank were converted into options to purchase shares of our common stock. The 2008 Plan was replaced by the 2015 Omnibus Stock Incentive Plan, and no further grants of stock options will be made under the 2008 Plan.
2008 Nonstatutory Stock Option Plan.  At the 2008 Annual Meeting, shareholders approved the adoption of the Live Oak Banking Company 2008 Nonstatutory Stock Option Plan, or the 2008 Directors’ Plan.
Options granted under the 2008 Directors’ Plan do not qualify as “incentive stock options” within the meaning of Section 422 of the Code. The purpose of the 2008 Directors’ Plan is to encourage the continued participation of members of our Board of Directors, to align the interests of directors with those of shareholders and to facilitate the recruitment of new members of the Board of Directors as necessary or desirable.
The 2008 Directors’ Plan was adopted by our Board of Directors in connection with the reorganization of the Bank into the holding company form of organization on March 31, 2009. Upon our adoption of the 2008 Directors’ Plan, all outstanding options to purchase shares of the Bank were converted into options to purchase shares of our common stock. The 2008 Directors’ Plan was replaced by the 2015 Omnibus Stock Incentive Plan, and no further grants of stock options will be made under the 2008 Directors’ Plan.
Policies on the Timing of Option Awards. Item 402(x) of Regulation S-K requires us to discuss our policies and practices on the timing of awards of options in relation to the disclosure by us of material nonpublic information. The Company does not currently grant stock options or similar awards and has not granted any such awards since 2016. Accordingly, we do not consider the release of material nonpublic information in relation to the grant of such awards and do not time such release for the purpose of affecting the value of executive compensation.
Severance Benefits
We do not have employment agreements in place with any executive officer, and any severance benefits are negotiated on an individual basis.
For additional information regarding severance benefits, see “Potential Payments Upon Termination or Change in Control” on page 40.
Retirement Plans
We sponsor a 401(k) plan pursuant to which we match each participating employee’s contributions up to the first 6% of the employee’s salary.  We do not have any non-qualified deferred compensation plans, pension plans or other retirement plans for any employees.
Change in Control
We do not have employment agreements in place with any executive officer that would provide benefits in connection with a change in control of the Company or any of its subsidiaries.  Some of the outstanding equity awards to our NEOs include provisions that provide for accelerated vesting in connection with a change in control.  See “Potential Payments Upon Termination or Change in Control” below for more information.

Perquisites and Other Benefits
We annually review the perquisites that NEOs receive. The primary perquisites for these individuals include 401(k) matching contributions and the dollar value of insurance premiums paid on behalf of the NEOs for group term life, health, dental and disability insurance.  These benefits are provided to NEOs under the same terms as provided to all of our employees.  Our NEOs also participate in our other benefit plans on the same terms as other employees. These plans include medical insurance, life insurance, and a medical reimbursement plan.
Perquisites for a limited number of executive officers include personal use of the Company’s aircraft.  The Committee has adopted a Corporate Aircraft Usage Policy and an associated Standard on Personal Use of Corporate Aircraft. The following shows the number of flight hours approved by the Committee in 2024 for personal use of the Company’s aircraft for our NEOs:

Name	Number of Hours
Mr. Mahan	140
Mr. Losch	50
The Company may also make its aircraft available to its employees for personal use in special, limited circumstances, such as in connection with travel related to health care.
2025 Compensation Program Preview
In February 2025, the Committee reviewed base salaries for the NEOs and considered the same factors as discussed above for 2024 base salaries. For NEOs other than the CEO, the Committee also considered the CEO’s recommendations. After taking into account these factors and recommendations, the Committee determined to increase the 2025 base salary of Mr. Phifer to $375,000. The Committee considered Mr. Phifer’s additional responsibilities in connection with his promotion to Chief Financial Officer in 2024 in setting his 2025 base salary. The Committee did not approve any increases to the 2025 base salary for Messrs. Mahan, Derraik, Losch, or Seward. The Committee has discussed potential plans and programs for cash and equity incentive compensation for the NEOs for 2025, but as of the date of this Proxy Statement the Committee has not made any decisions or determinations beyond setting base salaries. The Committee expects to consider potential cash and equity incentive awards for the NEOs in early 2026 after considering our 2025 financial performance, individual contributions to that performance and other relevant factors at that time, including the results of the say-on-pay vote discussed elsewhere in this Proxy Statement. Our 2025 compensation program will be more fully discussed in the proxy statement for our 2026 annual meeting of shareholders.
Clawback Policy
The Board has adopted a Clawback Policy intended to comply with the Final Clawback Rules. See “Executive Compensation Clawback Policy.” A copy of the Company’s clawback policy is attached as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. The Clawback Policy applies to incentive compensation received by covered executive officers on or after October 2, 2023. However, under the terms of the applicable award agreements for RSUs granted during 2021, 2022, and 2023, we reserved the right to recover all compensation payable under the award agreement pursuant to any clawback policy as may be in effect from time to time or made applicable by law.
Compensation Consultant; Benchmarking
In making compensation decisions for 2024, the Committee did not utilize the services of a compensation consultant, and the Committee did not obtain or perform compensation benchmarking from an external compensation consultant.

Risk Considerations
The Committee reviews the risks and rewards associated with our compensation programs from time to time. This review assesses the material elements of executive and non-executive employee compensation and has concluded that our policies and practices do not create risk that is reasonably likely to have a material adverse effect on us. We believe that our compensation programs encourage and reward prudent business judgment, avoid imprudent risk taking and are aligned with shareholder value creation.
Stock Ownership Guidelines
We believe that it is in the best interest of the Company and our shareholders to align the personal financial interests of our directors and officers with those of our shareholders. While the Board of Directors has not implemented stock ownership guidelines for our directors and executive officers, the board periodically analyzes the ownership of our common stock by such individuals and believes that their personal financial interests are aligned with those of our shareholders.
Tax and Accounting Considerations
In consultation with management, we evaluate the tax and accounting treatment of our compensation program to ensure an understanding of the financial impact of the program. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, it is our intent to structure our compensation programs in a tax efficient manner.
Section 162(m) of the Internal Revenue Code
Historically, our performance-based compensation plans were structured so that such performance-based compensation would be deductible under Section 162(m) of the Code (“Section 162(m)”). A significant tax bill enacted in 2017 eliminated the performance-based compensation exemption from the Section 162(m) $1,000,000 deduction limit, with an exception for certain agreements in effect on November 2, 2017. We intend to administer outstanding arrangements and plans to the extent compatible with business needs to preserve potential deductions that may still be available.

Compensation Committee Report
The Compensation Committee has reviewed and discussed, among other things, the Compensation Discussion and Analysis contained in this Proxy Statement with the Company’s management. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Tonya W. Bradford
William H. Cameron, Chair
David G. Lucht
Miltom E. Petty

Equity Compensation Plan Information
The following table sets forth additional information with respect to the Company’s equity compensation plans at December 31, 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders

2015 Omnibus Stock Incentive Plan and Prior Plans	2,358,908	(1)	$15.35	(2)	3,266,163

Employee Stock Purchase Plan (3)	—		—		200,558

Equity compensation plans not approved by security holders	—		—		—

Total	2,358,908		$15.35		3,466,721

(1)Includes 2,026,522 outstanding RSUs under the 2015 Omnibus Stock Incentive Plan. Also includes 41,361 shares to be issued upon exercise of outstanding options under the Prior Plans, which include our 2008 Incentive Stock Option Plan and 2008 Nonstatutory Stock Option Plan.
(2)Does not reflect RSUs because they have no exercise price.
(3)Under this plan, eligible employees are able to purchase available shares with post-tax dollars at a 15% discount to fair market value. There were 34,930 shares purchased under the Employee Stock Purchase Plan at a weighted average price of $35.26 during 2024.

Summary Compensation and Other Tables
Summary Compensation Table. The following Summary Compensation Table shows all cash and non-cash compensation earned, received, or deferred by our NEOs, James S. Mahan III, William C. Losch III, Walter J. Phifer, Renato Derraik, and Gregory W. Seward, for services rendered to us and the Bank in all capacities during the fiscal years ended December 31, 2024, 2023 and 2022. Compensation paid to our NEOs consisted of cash salary, cash bonus, stock awards and other compensation as detailed in the footnotes provided. No NEO received any option awards, non-equity incentive plan compensation, or non-qualified deferred compensation earnings in 2024, 2023 or 2022.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	All Other Compensation (3)	Total

James S. Mahan III Chairman and Chief Executive Officer	2024	$514,529	$—	$—	$330,445	$844,974
	2023	510,601	—	—	394,892	905,493
	2022	510,601	—	—	270,594	781,195

William C. Losch III President	2024	$798,462	$57,600	$12,032,731	$187,541	$13,076,334
	2023	697,115	—	3,149,967	128,283	3,975,365
	2022	675,000	77,500	399,993	45,872	1,198,365

Walter J. Phifer (4) Chief Financial Officer	2024	$345,000	$20,000	$394,591	$48,728	$808,319
	2023	250,000	—	—	43,359	293,359
	2022	216,300	30,592	249,995	41,690	538,577

Renato Derraik Chief Information and Digital Officer, Bank	2024	$604,616	$45,000	$838,471	$51,730	$1,539,817
	2023	594,231	—	3,149,967	48,738	3,792,936
	2022	550,000	158,000	499,991	44,594	1,252,585

Gregory W. Seward Chief Risk Officer and General Counsel	2024	$453,462	$36,000	$542,538	$51,565	$1,083,565
	2023	444,231	—	2,099,966	39,695	2,583,892
	2022	397,500	143,000	749,987	42,116	1,332,603
(1)Amounts in this column represent payouts for discretionary cash bonuses based on review of the Company’s 2022, 2023 and 2024 performance, respectively. For 2024, the cash bonus also reflects the Committee’s assessment of individual contributions for certain NEOs. See “2024 Discretionary Cash Bonus” on page 30 of this Proxy Statement for more information.
(2)Amounts shown in this column represent the aggregate grant date fair value of RSU awards granted in 2022, 2023, and 2024, calculated in accordance with FASB ASC Topic 718. Messrs. Losch, Derraik, and Seward received a time-vested award of 6,320, 7,900, and 11,850 RSUs, respectively, on February 14, 2022. The grant date fair value of the time-vested RSUs granted on February 14, 2022, was $63.29 per share. Mr. Phifer received a time-vested award of 7,859 RSUs on December 9, 2022. The grant date fair value of the time-vested RSUs granted on December 9, 2022, was $31.81 per share. Messrs. Losch and Derraik each received a time-vested award of 89,615 RSUs, and Mr. Seward received a time-vested award of 59,743 RSUs, on February 13, 2023. The grant date fair value of the time-vested RSUs granted on February 13, 2023, was $35.15 per share. Messrs. Losch, Phifer, Derraik, and Seward received a time-vested award of 55,082, 10,015, 21,281, and 13,770, respectively, on February 12, 2024. The grant date fair value of the time-vested RSUs granted on February 12, 2024, was $39.40. Mr. Losch received an additional time-vested award on February 12, 2024, of 250,000 RSUs in relation to his promotion to Company President in November 2023, with a grant date fair value of $39.45. Additional information regarding outstanding RSU awards is provided under the heading “Outstanding Equity Awards at Fiscal Year-End” on page 37 of this Proxy Statement.
(3)Includes 401(k) matching contributions, relocation, and the dollar value of insurance premiums paid on behalf of the NEOs for group term life, health, dental and disability insurance. These benefits are consistent with those paid to all employees. Also includes personal use of the Company aircraft by the named executives where applicable. For 2022, 2023, and 2024, amounts for personal use of the Company’s aircraft were calculated using aggregate incremental cost to the Company (AIC) and are based on variable costs incurred including fuel, applicable fees, maintenance service, crew travel and other operating expenses. The value based on the AIC method included in 2024 “All Other Compensation” for Messrs. Mahan and Losch was $285,977 and $135,863, respectively.
(4)Mr. Phifer assumed the role of Chief Financial Officer effective January 1, 2024.

Grants of Plan-Based Awards. The Grants of Plan-Based Awards Table below sets forth the total number of equity awards granted in 2024 for our NEOs and the grant date fair values of those awards. The table should be read in conjunction with the Summary Compensation Table provided above.

		Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock or units (#)		All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards
Name	Grant date	Threshold (#)	Target (#)	Maximum (#)
James S. Mahan III	—	—	—	—	—		—	$—	$—
William C. Losch III	2/12/2024	—	—	—	55,082	(1)	—	—	2,170,231	(3)
	2/12/2024	—	—	—	250,000	(2)	—	—	9,862,500	(4)
Walter J. Phifer	2/12/2024	—	—	—	10,015	(1)	—	—	394,591	(3)
Renato Derraik	2/12/2024	—	—	—	21,281	(1)	—	—	838,471	(3)
Gregory W. Seward	2/12/2024	—	—	—	13,770	(1)	—	—	542,538	(3)

(1)Amount shown reflects the number of RSUs granted to Messrs. Losch, Phifer, Derraik, and Seward on February 12, 2024. The RSUs will vest in five installments, in accordance with the following: 20% of the RSUs vest each February 12, 2025, 2026, 2027, 2028 and 2029, subject to continued service. No threshold or target amounts were established in connection with these awards.
(2)Amount shown reflects the number of RSUs granted to Mr. Losch, on February 12, 2024. The RSUs will vest in five installments, in accordance with the following: 20% of the RSUs vest each August 25, 2024, 2025, 2026, 2027 and 2028, subject to continued service. No threshold or target amounts were established in connection with these awards.
(3)The value of Messrs. Losch, Phifer, Derraik, and Seward’s RSUs granted on February 12, 2024, were calculated by multiplying the number of RSUs awarded by the grant date fair value of $39.40 per share, which was the closing price of our common stock on the grant date discounted for future dividends.
(4)The value of Mr. Losch RSUs granted on February 12, 2024, were calculated by multiplying the number of RSUs awarded by the grant date fair value of $39.45 per share, which was the closing price of our common stock on the grant date discounted for future dividends.
Non-Equity Incentive Plan Compensation.  The Company did not have a non-equity incentive plan in place as of December 31, 2024.
Outstanding Equity Awards at Fiscal Year-End.  The following tables list the outstanding option awards and stock awards held by our NEOs as of December 31, 2024. Messrs. Phifer and Seward are the only NEO’s with outstanding option awards as of December 31, 2024. Mr. Mahan had no outstanding stock awards as of December 31, 2024.

	Option Awards
Name	Number of securities underlying unexercised options exercisable		Number of securities underlying unexercised options unexercisable	Option Price	Option expiration date

James S. Mahan III	—		—	$—	—
William C. Losch III	—		—	—	—
Walter J. Phifer	6,160	(1)	—	13.59	February 16, 2026
Renato Derraik	—		—	—	—
Gregory W. Seward	13,500	(2)	—	14.55	November 19, 2025
(1)The shares subject to this option vested and became exercisable yearly in seven installments beginning on February 16, 2017, as follows: 10% of the shares subject to the option vested on each of February 16, 2017, 2018, 2019, 2020, and 2021; and 25% of the shares subject to the option vested on each of February 16, 2022 and 2023.
(2)The shares subject to this option vest and become exercisable yearly in seven installments beginning on November 19, 2016, as follows: 10% of the shares subject to the option vest on each of November 19, 2016, 2017, 2018, 2019 and 2020; and 25% of the shares subject to the option vest on each of November 19, 2021 and 2022.

	Stock Awards
Name	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested*	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested*

James S. Mahan III	—		$—	—	$—
William C. Losch III	414,566	(1)	16,396,085	—	—
Walter J. Phifer	15,535	(2)	614,409	—	—
Renato Derraik	147,713	(3)	5,842,049	—	—
Gregory W. Seward	72,678	(4)	2,874,415	—	—
*Market value based on the closing price of a share of the Company’s voting common stock on the last trading day of 2024.
(1)Includes the following:
(a)An award of 210,000 RSUs, of which 84,000 remain unvested as of December 31, 2024. These RSUs vest in five equal installments, in accordance with the following: 20% of the RSUs will vest each August 10, 2022, 2023, 2024, 2025, and 2026, subject to continued service.
(b)An award of 6,320 RSUs, of which 3,792 remain unvested as of December 31, 2024. Theses RSUs vest in five equal installments, in accordance with the following: 20% of the RSUs will vest each February 14, 2023, 2024, 2025, 2026, and 2027, subject to continued service.
(c)An award of 89,615 RSUs, of which 71,692 remain unvested as of December 31, 2024. These RSUs vest in five equal installments, in accordance with the following: 20% of the RSUs will vest each February 13, 2024, 2025, 2026, 2027, and 2028, subject to continued service.
(d)An award of 250,000 RSUs, of which 200,000 remain unvested as of December 31, 2024. These RSUs vest in five equal installments, in accordance with the following: 20% of the RSUs will vest each August 25, 2024, 2025, 2026, 2027, and 2028, subject to continued service.
(e)An award of 55,082 RSUs. These RSUs vest in five equal installments, in accordance with the following: 20% of the RSUs will vest each February 12, 2025, 2026, 2027, 2028, and 2029, subject to continued service.

(2)Includes the following:
(a)An award of 973 RSUs, of which 195 remain unvested at December 31, 2024. These RSUs vest in five equal installments, in accordance with the following: 20% of the RSUs will vest each February 10, 2021, 2022, 2023, 2024, and 2025, subject to continued service.
(b)An award of 343 RSUs, of which 138 remain unvested as of December 31, 2024. These RSUs vest in five equal installments, in accordance with the following: 20% of the RSUs will vest each February 22, 2022, 2023, 2024, 2025, and 2026, subject to continued service.
(c)An award of 1,176 RSUs, of which 471 remain unvested as of December 31, 2024. These RSUs vest in five equal installments, in accordance with the following: 20% of the RSUs will vest each December 15, 2022, 2023, 2024, 2025, and 2026, subject to continued service.
(d)An award of 7,859 RSUs, of which 4,716 remain unvested as of December 31, 2024. These RSUs vest in five equal installments, in accordance with the following: 20% of the RSUs will vest each December 9, 2023, 2024, 2025, 2026, and 2027, subject to continued service.
(e)An award of 10,015 RSUs. These RSUs vest in five equal installments, in accordance with the following: 20% of the RSUs will vest each February 12, 2025, 2026, 2027, 2028, and 2029, subject to continued service.
(3)Includes the following:
(a)An award of 125,000 RSUs, of which 50,000 remain unvested as of December 31, 2024. These RSUs vest in five equal installments, in accordance with the following: 20% of the RSUs will vest each August 10, 2022, 2023, 2024, 2025, and 2026, subject to continued service.
(b)An award of 7,900 RSUs, of which 4,740 remain unvested as of December 31, 2024. These RSUs vest in five equal installments, in accordance with the following: 20% of the RSUs will vest each February 14, 2023, 2024, 2025, 2026, and 2027, subject to continued service.
(c)An award of 89,615 RSUs, of which 71,692 remain unvested as of December 31, 2024. These RSUs vest in five equal installments, in accordance with the following: 20% of the RSUs will vest each February 13, 2024, 2025, 2026, 2027, and 2028, subject to continued service.
(d)An award of 21,281 RSUs. These RSUs vest in five equal installments, in accordance with the following: 20% of the RSUs will vest each February 12, 2025, 2026, 2027, 2028, and 2029, subject to continued service.
(4)Includes the following:
(a)An award of 10,011 RSUs, of which 2,003 remain unvested as of December 31, 2024. These RSUs vest in five equal installments, in accordance with the following: 20% of the RSUs will vest each February 10, 2021, 2022, 2023, 2024, and 2025, subject to continued service.
(b)An award of 5,000 RSUs, of which 2,000 remain unvested as of December 31, 2024. These RSUs vest in five equal installments, in accordance with the following:  20% of the RSUs will vest each February 22, 2022, 2023, 2024, 2025, and 2026, subject to continued service.
(c)An award of 11,850 RSUs, of which 7,110 remain unvested as of December 31, 2024. These RSUs vest in five equal installments, in accordance with the following: 20% of the RSUs will vest each February 14, 2023, 2024, 2025, 2026, and 2027, subject to continued service.
(d)An award of 59,743 RSUs, of which 47,795 remain unvested as of December 31, 2024. These RSUs vest in five equal installments, in accordance with the following: 20% of the RSUs will vest each February 13, 2024, 2025, 2026, 2027, and 2028, subject to continued service.
(e)An award of 13,770 RSUs. These RSUs vest in five equal installments, in accordance with the following: 20% of the RSUs will vest each February 12, 2025, 2026, 2027, 2028, and 2029, subject to continued service.

Option Exercises and Stock Vested. The following table provides information concerning option exercises and the vesting of stock during 2024 for each of our NEOs.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)

James S. Mahan III	—	$—	—	$—
William C Losch III	—	—	111,187	4,480,553
Walter J. Phifer	—	—	2,070	92,139
Renato Derraik	—	—	44,503	1,713,633
Gregory W. Seward	—	—	17,320	672,783
(1)Value realized is based on the closing price on the date of vesting.
Pension Benefits. There are no pension benefits outstanding for our NEOs.
Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans. There are no nonqualified defined contribution or other nonqualified deferred compensation plans for our NEOs.
Potential Payments Upon Termination or Change in Control
The following discussion presents the potential payments for each of our NEOs upon a termination of employment or change in control. Pursuant to applicable SEC rules, the analysis contained in this discussion does not consider or include payments made to a NEO with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of NEOs of the Company and that are available generally to all salaried employees. The actual amounts that would be paid upon a NEO’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Among other factors that could affect these amounts are the timing during the year of any such event and our stock price.
The Company’s NEOs serve at the discretion of the Board of Directors, and no NEO is party to an employment agreement.  In the event of a NEO’s termination of employment for any reason whatsoever, any severance benefits or other cash payments would be negotiated on an individual basis.
Awards Under the 2015 Omnibus Stock Incentive Plan. In the event a NEO voluntarily terminates his or her employment, he or she would forfeit all unvested equity awards.  The NEO would have three months from date of termination to exercise any vested stock options.
In the event of termination of a NEO’s employment by the Company, with or without Cause (as defined in the 2015 Omnibus Stock Incentive Plan and summarized below), he or she would forfeit all unvested equity awards.  The NEO would have three months from date of termination to exercise any vested stock options, unless the officer is terminated for Cause in which case he or she may not exercise any stock options after the date of termination.

As defined in the 2015 Omnibus Stock Incentive Plan, “Cause” is generally defined as:
•the officer’s performance of any act, or failure to perform any act, in bad faith and to the detriment of the Company or its subsidiaries;
•the officer’s dishonesty, intentional misconduct or material breach of any agreement with the Company or its subsidiaries;
•the removal of the officer from office or permanent prohibition of the officer from participating in the affairs of the Company or its subsidiaries by regulatory order;
•the occurrence of any event that results in the officer being excluded from coverage, or having coverage limited for the officer, under the Company’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees; or
•the officer’s commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.
In the event of termination of a NEO’s employment due to death or Disability (as defined in the 2015 Omnibus Stock Incentive Plan and summarized below), he or she would forfeit all unvested equity awards.  The NEO would have twelve months from the date of termination to exercise any vested stock options.
As defined in the 2015 Omnibus Stock Incentive Plan, “Disability” generally means a “disability” (or similar word) as defined under the long-term disability policy of the Company or its subsidiaries. If the Company or its subsidiaries do not have a long-term disability plan in place, “Disability” means that an officer is unable to carry out the responsibilities and functions of the position held by the officer by reason of any medically determinable physical or mental impairment for a period of not less than ninety consecutive days.
None of the outstanding equity awards for any NEO provides for acceleration or continued vesting of the awards in the event of retirement.
Terminations Involving a Change in Control. In the event of a change in control of the Company, defined as a Corporate Transaction in the 2015 Omnibus Stock Incentive Plan and summarized below,  unvested time-based RSUs would become fully vested immediately in the event a NEO’s employment is terminated within twelve months following a Corporate Transaction for any reason other than Cause.  All unvested stock options would become fully vested immediately in the event a NEO’s employment is terminated within twelve months following a Corporate Transaction for any reason other than Cause, and the NEO would have twelve months from the date of termination to exercise any vested options.
As defined in the 2015 Omnibus Stock Incentive Plan, “Corporate Transaction” generally means any of the following transactions:
•a merger or consolidation in which the Company is not the surviving entity (except for a transaction the principal purpose of which is to change the state in which the Company is incorporated);
•the sale, transfer or other disposition of all or substantially all of the assets of the Company;
•the complete liquidation or dissolution of the Company;
•any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of the Company’s common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or

•acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities.
The table below presents the amounts that would be owed to the NEOs under the 2015 Omnibus Stock Incentive Plan in the event of termination or a change in control.  In the case of voluntary or involuntary termination, death, disability and retirement, the presentation assumes that the NEO’s employment was terminated on December 31, 2024.  In the case of a change in control, the presentation assumes that the Corporate Transaction occurred on December 31, 2024 and, in the case of any outstanding, unvested stock options, that the NEO’s employment was terminated on December 31, 2024, for a reason other than cause.

Name and Principal Position	Voluntary or Involuntary Termination	Death	Disability	Retirement	Change in Control

James S. Mahan III Chairman and Chief Executive Officer	$—	$—	$—	$—	$—

William C. Losch III President	—	—	—	—	16,396,085	(1)

Walter J. Phifer Chief Financial Officer	—	—	—	—	614,409	(1)

Renato Derraik Chief Information and Digital Officer, Bank	—	—	—	—	5,842,049	(1)

Gregory W. Seward Chief Risk Officer and General Counsel	—	—	—	—	2,874,415	(1)

(1)Amounts shown for Messrs. Losch, Phifer, Derraik, and Seward include the value of unvested RSUs that would become fully vested upon termination of their respective employment within twelve months following a Corporate Transaction for any reason other than Cause, calculated based on the closing price of our common stock on the last trading day of 2024.
Principal Executive Officer Pay Ratio
As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Mr. James S. Mahan III, our CEO, as of December 31, 2024.
For 2024, our median employee annual total compensation (for all employees other than our CEO) was $136,111. The annual total compensation for our CEO during the same period was $844,974. Based on this information, the ratio of the annual total compensation of our CEO to the median employee was 6.2 to 1.

We identified our median employee using our entire workforce (other than our CEO), as of December 31, 2024, of approximately 1,002 full-time and part-time employees. We utilized payroll records for fiscal 2024 wages as reported to the Internal Revenue Service. We did not annualize compensation for employees who were not active for the entire year. No full-time adjustments were made for part-time employees. We identified our median employee using a standard median formula based on the compensation measure, which was consistently applied to all employees included in this calculation. We believe the principal executive officer pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
With respect to the annual total compensation of the median employee, we identified and calculated compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $136,111. With respect to the annual total compensation for the CEO, we used the amount reported in the “Total” column of our 2024 Summary Compensation Table.
Under the SEC’s rules and guidance, companies are allowed to adopt numerous ways to identify the median employee. In addition, other companies have different employee demographics and compensation and benefit practices. As a result, principal executive officer pay ratios reported by other companies may vary significantly and are likely not comparable to our CEO pay ratio.

Pay versus Performance

Pay versus Performance Table. The following table provides information for the years 2024, 2023, 2022, 2021, and 2020 with respect to the compensation of our principal executive officer (“PEO”), which is our chief executive officer, Mr. Mahan, the average compensation of our other non-PEO NEOs, and the performance measures set forth in the table, including the Company’s selected performance measure of book value per share.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1) (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (3) (4)	Total Shareholder Return (5)	Peer Group Total Shareholder Return (5)	Net Income (6) ($ in thousands)	Book Value Per Share (7)

2024	$844,974	$844,974	$4,127,009	$3,438,495	$212	$112	$77,474	$22.12
2023	905,493	905,493	3,707,743	2,830,090	243	102	73,898	20.23
2022	781,195	781,195	1,207,866	(4,211,841)	161	106	176,208	18.41
2021	884,380	884,380	9,833,931	16,358,379	463	117	166,995	16.39
2020	821,768	821,768	904,919	10,805,365	251	88	59,543	13.38
(1)Mr. Mahan served as the PEO for each year indicated.
(2)This is the amount of compensation actually paid to the PEO for each year, as set forth within the Summary Compensation Table “Total” column for the applicable year. The Company did not provide any stock or option awards for the PEO within the Summary Compensation Table. Compensation actually paid to the PEO was identical to the total compensation for the PEO reported for each applicable year within the Summary Compensation Table. No adjustments were made.
(3)For 2024, our non-PEO NEOs were Messrs. Losch, Phifer, Derraik, and Seward. For 2023, our non-PEO NEOs were Messrs. Losch, Derraik, Garriott, former President of the Bank until August 25, 2023, Seward, and Ms. Mann. For 2022, our non-PEO NEOs were Messrs. Losch, Derraik, Seward and Smits. For 2021, our non-PEO NEOs were Messrs. Losch, Derraik, and Garriott, Mr. S. Brett Caines, who served as our Chief Financial Officer until August 31, 2021, and Mr. Underwood, a member of our Board of Directors, who served as President of the Company until November 14, 2023. For 2020, our non-PEO NEOs were Messrs. Caines, Garriott, Smits and Underwood.
(4)This is the average compensation actually paid to the non-PEO NEOs for each applicable year, starting with the average of such amounts set forth within the Summary Compensation Table “Total” column for the applicable year. See Average of Non-PEO NEOs table below.

(5)The Company TSR and the Company’s Peer Group TSR reflected in these columns is calculated based on a fixed investment of $100 on December 31, 2019 and calculated on the same cumulative basis as is used in Item 201(e) of Regulation S-K. The peer group used to determine the Company’s Peer Group TSR for each applicable fiscal year is the KBW Nasdaq Regional Banking Index, as disclosed in our Annual Report for the year ended December 31, 2024, pursuant to Item 201(e) of Regulation S-K.
(6)Represents the amount of net income reflected in the Company’s audited financial statements for the year indicated.
(7)We have selected book value per share as our most important financial measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our NEOs to Company performance for fiscal year 2024. Book value per share is defined as total equity divided by total common shares outstanding.

To calculate the average compensation actually paid (“CAP”) to the other NEOs, the following amounts were deducted from and added to total compensation, as depicted in the Summary Compensation Table. No NEOs had any awards that vested in the same year they were granted, except for Mr. Losch who received an award of 250,000 RSUs on February 12, 2024, the first annual vesting of which occurred on August 25, 2024, the first anniversary of his promotion as President of the Bank. No NEOs had any dividends or other earnings paid on awards in the year prior to vesting that are not reflected in total compensation for the applicable year, and therefore, no adjustments for those items were included in calculating CAP.

Average of Non-PEO NEOs	2024	2023	2022	2021	2020

Average Total Compensation Reported in Summary Compensation Table for the Year Indicated	$4,127,009	$3,707,743	$1,207,866	$9,833,931	$904,919

Adjustments:
Less, Average Grant Date Fair Value of Stock Awards Reported in the Summary Compensation Table for the Year Indicated	3,452,083	2,099,973	537,490	9,211,030	212,492
Plus, Average Year-End Fair Value of Awards Granted in the Year Indicated that were Outstanding and Unvested at Year-End of Such Year	2,967,714	2,718,316	256,473	14,577,430	560,894
Plus, Average Change in Fair Value of Awards Granted in Prior Years that were Outstanding and Unvested at Year-End (From Prior Year-End to Year-End)	(521,137)	762,907	(4,082,106)	261,261	3,013,040
Plus, Average Fair Value of Awards Granted and Vested in the Year Indicated	531,500	—	—	—	—
Plus, Average Change in Fair Value of Awards Granted in Prior Years that Vested in the Year Indicated (From Prior Year-End to Vesting Date)	(214,508)	210,847	(1,056,584)	896,787	6,539,004
Less, Average Prior Year-End Fair Value of Awards Granted in Prior Years that Forfeited in the Year Indicated	—	2,469,750	—	—	—
Average Total Adjustments	(688,514)	(877,653)	(5,419,707)	6,524,448	9,900,446

Average Compensation Actually Paid	$3,438,495	$2,830,090	$(4,211,841)	$16,358,379	$10,805,365

Pay versus Performance Tabular List. As described in the Compensation Discussion & Analysis beginning on page 27, our approach to compensation is designed to recognize both corporate and individual performance, promote long-term stock ownership, attract, retain and motivate talented employees, and balance risk and reward while taking into consideration shareholder feedback as well as market trends and practices. The most important financial measures used by the company to link CAP (as defined by SEC rules) to the Company’s NEOs for the most recently completed fiscal year to the Company’s performance are:

•Book Value Per Share
•Annual TSR
•Pre-Provision Net Revenue

Pay versus Performance Comparative Disclosure. While we utilize several performance measures to align executive compensation with performance, all of those measures are not presented in the Pay versus Performance table above. Moreover, the Company generally seeks to incentivize long-term performance and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as defined by SEC rules) for a particular year. The graphics below depicts the relationship between each financial performance measures in the Pay versus Performance table above and CAP to our CEO and, on average, to our other NEOs, for each the four applicable years.

Pay Versus TSR 2020-2024
Indexed Total Shareholder Return
$600
$500
$400
$300
$200
$100
$—
Compensation Actually Paid (in thousands)
$18,000
$13,500
$9,000
$4,500
$—
$(4,500)
2020
2021
2022
2023
2024
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Total Shareholder Return
Peer Group Total Shareholder Return

Pay Versus Book Value 2020-2024
$24
$20
$16
$12
$8
$4
$—
Book Value Per Share
$18,000
$13,500
$9,000
$4,500
$—
$(4,500)
Compensation Actually Paid (in thousands)
2020
2021
2022
2023
2024
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Book Value Per Share

Pay Versus Net Income 2020-2024
Annual Net Income (in millions)
$200
$150
$100
$50
$—
$(50)
Compensation Actually Paid (in thousands)
$18,000
$13,500
$9,000
$4,500
$—
$(4,500)
2020
2021
2022
2023
2024
Net Income
Average Compensation Actually Paid to Non-PEO NEOs
Compensation Actually Paid to PEO

Director Compensation

Members of the Board of Directors who are not employees of the Company or the Bank receive compensation for their service on the Board. The Compensation Committee annually reviews the total compensation of our non-employee directors and each element of our non-employee director compensation plan (the “Director Compensation Plan”) and makes a recommendation regarding the Director Compensation Plan to the Board. This review typically takes place in May of each year.
Board Fees. In May 2024, the Board approved an annual retainer of $60,000 for each non-employee director, $25,000 for the chair of the Audit Committee, $20,000 for the chair of the Risk Committee, $18,000 for the chair of the Compensation Committee, $13,000 for the chair of the Nominating & Corporate Governance Committee, $17,000 for the chair of the Directors Loan Committee, and $12,000 for non-employee directors who are members of the Bank’s Directors Loan Committee. During the first quarter of 2024, our non-employee directors each voluntarily forfeited their monthly retainer payments of $5,000, reflecting the challenges faced in 2023 and demonstrating their commitment to align their compensation with the broader Company.
2015 Omnibus Stock Incentive Plan. Our directors are eligible for awards under our 2015 Omnibus Stock Incentive Plan. The awards may be issued in the form of stock options, restricted stock, RSUs or stock appreciation rights. Each non-employee director received an award of 2,327 RSUs on May 21, 2024, valued at $82,725. Information regarding the 2015 Omnibus Stock Incentive Plan can be found under the heading “2015 Omnibus Stock Incentive Plan” on page 30.

The following table presents a summary of all compensation received or earned by the Company’s non-employee directors for their service during the year ended December 31, 2024. Directors of the Company who are also employees are not separately compensated for their service on the Board of Directors. No director received any non-equity incentive plan compensation or non-qualified deferred compensation earnings in 2024.

Name of Director	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	All Other Compensation (4)	Total

Tonya W. Bradford	$58,000	$82,725	$—	$—	$140,725
William H. Cameron	75,000	82,725	—	—	157,725
Diane B. Glossman	83,000	82,725	—	—	165,725
Glen F. Hoffsis	58,000	82,725	—	—	140,725
David G. Lucht	75,000	82,725	—	—	157,725
Miltom E. Petty	59,000	82,725	—	—	141,725
Neil L. Underwood	—	—	—	109,005	109,005
Yousef A. Valine	74,667	82,725	—	—	157,392

(1)Excludes a total of $15,000 from each non-employee director for the voluntary forfeiture of their monthly retainer payment of $5,000 during the first quarter of 2024.
(2)Each non-employee director received an award of 2,327 RSUs with a grant date fair value of $82,725 on May 21, 2024. The RSUs vest on May 1, 2025. There were no other RSUs outstanding for any director as of December 31, 2024.
(3)No options were awarded to non-employee directors in 2024. At December 31, 2024, no non-employee directors had options outstanding.
(4)All other compensation includes personal use of the Company aircraft. For 2024, amounts for personal use of the Company’s aircraft were calculated using the AIC method and are based on variable costs incurred including fuel, applicable fees, maintenance service, crew travel, and other operating expenses. The Compensation Committee awarded Mr. Underwood up to 40 aircraft hours in lieu of the non-employee director annual retainer and RSU award received by our other non-employee directors.

PROPOSAL 2: NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION
Section 14A of the Exchange Act requires that the Company include in its Proxy Statement a resolution subject to a shareholder advisory vote on the compensation paid to the Company’s NEOs as disclosed in this Proxy Statement (commonly referred to as a “say-on-pay” vote).
The compensation paid to the Company’s NEOs is disclosed in this Proxy Statement in the section above entitled “Executive Compensation and Other Matters.” The compensation of the Company’s NEOs is designed to enable the Company and its subsidiary bank to attract and retain talented and experienced senior executives to lead the Company successfully in a competitive banking environment. Shareholders are being asked to cast a non-binding, advisory vote on the following resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to Live Oak Bancshares, Inc.’s named executive officers who are set forth in the summary compensation table of this Proxy Statement, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and the related narrative discussion in this Proxy Statement.”
The affirmative vote of a majority of our voting common stock present or represented and voting on our executive compensation is required to approve our executive compensation. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
This “say-on-pay” advisory vote is not binding on the Board of Directors. The vote will not be construed to overrule any decision by the Company or the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics and the opinions of the Company’s shareholders. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding the Company’s executive compensation programs.
When you cast your vote, we urge you to consider the description of our executive compensation program contained in the compensation discussion and analysis and the accompanying tables and narrative disclosures.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE ABOVE RESOLUTION REGARDING THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION
Section 14A of the Exchange Act also requires that the Company’s shareholders have the opportunity to recommend how frequently shareholder advisory votes should be held to approve the compensation of the named executive officers. This Proposal 3, commonly known as a “say-when-on-pay” or “say-on-frequency” vote, gives shareholders the opportunity to vote on how frequently shareholders should be given an opportunity to cast a “say-on-pay” vote in the Company’s future annual shareholder meetings (or any special shareholder meetings for which the Company must include executive compensation information in the Proxy Statement). Under this Proposal 3, shareholders have the following choices regarding how often the Company holds the say-on-pay vote; every year, every two years or every three years, or shareholders may choose to abstain.
The Compensation Committee and the Board of Directors recognize the importance of receiving regular input from shareholders on important issues such as executive compensation. The Compensation Committee and the Board of Directors also believe a well-structured compensation program should include features that drive the creation of shareholder value over the long term, as well as the short term. The Board of Directors recommends a non-binding advisory say-on-pay vote every year.

As stated above, this vote is advisory, meaning it will serve as a recommendation to the Board of Directors but will not be binding. Shareholders are not voting to approve or disapprove the recommendation of the Board of Directors. The alternative receiving the greatest number of votes - every year, every two years, or every three years - will be the frequency that shareholders recommend. The Board of Directors will take into account the outcome of the vote when considering how frequently to provide an advisory vote on executive compensation in the future. However, the Board of Directors may decide that it is in the best interests of the Company and its shareholders to select a frequency of advisory vote on executive compensation that differs from the alternative that receives the highest number of votes from shareholders. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “1 YEAR” FOR THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PROPOSAL 4:  RATIFICATION OF INDEPENDENT AUDITORS
On August 6, 2024, the Audit Committee of the Company approved the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm to audit its consolidated financial statements for 2024. KPMG replaced Forvis Mazars, LLP (“Forvis Mazars”), which audited the Company’s consolidated financial statements for 2023 and was dismissed as the Company’s independent registered public accounting firm on August 6, 2024. The change in accountants was approved by the Company’s Audit Committee following a competitive proposal process.
During 2023 and 2022, and through the date of the Audit Committee’s action to approve the appointment of KPMG, neither the Company, nor anyone on its behalf, consulted with KPMG regarding (a) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or (b) any matter that was either the subject of a “disagreement,” as described in Item 304(a)(1)(iv) of Regulation S-K, or any “reportable events,” as defined in Item 304(a)(1)(v) of SEC Regulation S-K.
In connection with Forvis Mazars’s audits during the two years ended December 31, 2023 and 2022, and through the date of the Audit Committee’s action dismissing Forvis Mazars, there have been no (a) disagreements with Forvis Mazars on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Forvis Mazars’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements, or (b) any “reportable events” requiring disclosure pursuant to Item 304(a)(1)(v) of SEC Regulation S-K.
Forvis Mazars’s audit report on the Company’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
The Company provided Forvis Mazars with a copy of the above disclosures and requested that Forvis Mazars issue a letter, addressed to the SEC, stating whether or not Forvis Mazars agrees with the above statements. A copy of Forvis Mazars’s letter dated August 9, 2024, addressed to the SEC, is filed as Exhibit 16.1 to the Current Report on Form 8-K, filed with the SEC on August 9, 2024.
The Audit Committee, pursuant to authority granted to it by the Board of Directors, has appointed KPMG, independent registered public accountants, as the Company’s independent auditors for 2025. The Board of Directors has ratified and confirmed the appointment. A representative of KPMG is expected to be present at the Annual Meeting and available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.
The Board of Directors is submitting this proposal to the vote of the shareholders as a matter of good corporate governance. If shareholders do not ratify the selection of KPMG, the Audit Committee will reconsider, but might not change, their appointment.

Fees billed from KPMG and Forvis Mazars in connection with the audit of the Company’s annual consolidated financial statements and for other services rendered, as of the date of this Proxy Statement, are presented in the following table for 2024 and 2023.
AUDIT FEES

	2024		2023
	KPMG	Forvis Mazars	Forvis Mazars

Audit Fees (1)	$1,011,804	$510,016	$1,111,801
Audit-Related Fees (2)	—	14,500	12,500
Tax Fees (3)	25,750	—	80,000
All Other Fees	—	—	—
Total Fees	$1,037,554	$524,516	$1,204,301

(1)Includes fees billed for audits of annual consolidated financial statements, reviews of consolidated financial statements included in quarterly reports on Form 10-Q, consents issued, reviews of registration statements, and reviews of various Form 8-Ks.
(2)Includes fees billed for audit of employee benefit plan.
(3)Includes fees billed or expected to be billed for services relating to tax planning, compliance and consulting.
All services rendered during 2024 were subject to pre-approval by the Audit Committee. The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent auditors. Under this policy, each year at the time it engages the independent auditor, the Audit Committee pre-approves the engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee has considered whether KPMG’s provision of other non-audit services to the Company is compatible with maintaining independence of KPMG. The Audit Committee has determined that it is compatible with maintaining the independence of KPMG.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 4 RATIFYING KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2025.

Report of the Audit Committee
The Audit Committee of the Company is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review the Company’s internal audit program. The Audit Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention. The Audit Committee has in place pre-approval policies and procedures that require an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.
During the course of its examination of the Company’s audit process in 2024, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent auditors, KPMG LLP, all matters that are required to be discussed in accordance with standards adopted by the Public Company Accounting Oversight Board (“PCAOB”). Furthermore, the Audit Committee received from KPMG LLP disclosures regarding their independence in accordance with applicable standards of the PCAOB, and have discussed with KPMG LLP their independence.
Based on the review and discussions above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2024, for filing with the SEC.
This report is submitted by the Audit Committee:

Tonya W. Bradford
William H. Cameron
Diane B. Glossman
Miltom E. Petty
Yousef A. Valine, Chair

OTHER MATTERS
The Board of Directors knows of no other business that will be brought before the Annual Meeting.  Should other matters be properly presented for action at the Annual Meeting, the Proxies, or their substitutes, will be authorized to vote shares represented by appointments of proxy according to their best judgment.
PROPOSALS FOR 2026 ANNUAL MEETING
Shareholders may present proposals for action at meetings of shareholders only if they comply with the proxy rules established by the SEC, applicable North Carolina law and our Bylaws.
Under SEC Rule 14a-8, in order for a shareholder proposal to be included in our proxy solicitation materials for the 2026 Annual Meeting, it must be delivered to our principal executive offices located at 1741 Tiburon Drive, Wilmington, North Carolina 28403 by December 5, 2025; provided, however, that if the date of the 2026 Annual Meeting is more than 30 days before or after May 20, 2026, a shareholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials for such Annual Meeting.
Our Bylaws permit any shareholder of voting common stock to nominate directors. Shareholders wishing to nominate a director must deliver written notice of the nomination to our Corporate Secretary at least 120 days prior to the meeting at which directors will be elected. The shareholder making such nomination must also submit a detailed resume of the nominee, stating the reasons why such person would be qualified to serve on the Board of Directors and the written consent of the nominee that, if elected, such nominee would serve as a member of the Board of Directors. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the SEC’s “universal proxy” rules, shareholders who intend to solicit proxies in support of director nominees must include the additional information required by SEC Rule 14a-19(b).
Management’s proxy holders for the 2026 Annual Meeting will have discretion to vote proxies given to them on any shareholder proposal of which the Company does not have notice on or before February 18, 2026.
HOUSEHOLDING MATTERS
The SEC has adopted rules that permit companies to deliver a single copy of proxy materials to multiple shareholders sharing an address unless a company has received contrary instructions from one or more of the shareholders at that address. This means that only one copy of the proxy materials may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of the proxy materials either now or in the future, please contact our Corporate Secretary at the Company’s offices at 1741 Tiburon Drive, Wilmington, North Carolina 28403 or at (910) 790-5867. Upon written or oral request to the Corporate Secretary, the Company will provide a separate copy of the proxy materials. In addition, shareholders at a shared address who receive multiple copies of proxy materials may request to receive a single copy of proxy materials in the future in the same manner as described above.
SHAREHOLDER COMMUNICATIONS
The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors; however, any shareholder may submit written communications to our Corporate Secretary at the Company’s offices at 1741 Tiburon Drive, Wilmington, North Carolina 28403, and such communications will be forwarded to the Board of Directors as a group or to the individual director or directors addressed.
Shareholders and other interested parties wishing to communicate with the independent directors as a group may do so by sending a written communication addressed to our Corporate Secretary, Live Oak Bancshares, Inc., 1741 Tiburon Drive, Wilmington, North Carolina 28403.

ANNUAL REPORT ON FORM 10-K
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC is accessible free of charge in the investor relations section of our website at www.liveoak.bank. The Annual Report on Form 10-K contains audited consolidated balance sheets of the Company as of December 31, 2024 and 2023, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2024. You can request a copy of our Annual Report on Form 10-K free of charge by contacting our Corporate Secretary, Live Oak Bancshares, Inc., 1741 Tiburon Drive, Wilmington, North Carolina 28403.

LIVE OAK BANCSHARES, INC.
1741 TIBURON DRIVE
WILMINGTON, NC 28403

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V64737-P29429

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LIVE OAK BANCSHARES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. **Election of Directors**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Tonya W. Bradford
02) William H. Cameron
03) David G. Lucht
04) James S. Mahan III
05) Miltom E. Petty
06) Neil L. Underwood
07) Yousef A. Valine
08) William L. Williams III

	For	Against	Abstain
2. **Say-on-Pay Vote.** Non-binding, advisory proposal to approve compensation paid to our named executive officers.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. **Say-on-Frequency Vote.** Non-binding, advisory proposal regarding the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

	For	Against	Abstain
4. **Ratification of Independent Auditors.** Proposal to ratify KPMG LLP as the Company's independent auditors for 2025.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V64738-P29429

REVOCABLE PROXY
LIVE OAK BANCSHARES, INC.
Annual Meeting of Shareholders
May 20, 2025 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Walter J. Phifer and Gregory W. Seward (the "Proxies"), and any substitute appointed by them, as the undersigned's attorneys and proxies, and authorizes any one or more of them to represent and vote, as designated on the reverse side of this appointment of proxy, all of the shares of voting common stock of Live Oak Bancshares, Inc. (the "Company") held of record by the undersigned on March 21, 2025, at the Annual Meeting of Shareholders of the Company to be held at the Live Oak Bancshares, Inc. Corporate Office, 1741 Tiburon Drive, Wilmington, North Carolina, at 9:00 AM, Eastern Time on May 20, 2025, and at any adjournments of the Annual Meeting.

The undersigned directs that the shares represented by this appointment of proxy be voted as indicated on the reverse side of this appointment of proxy. In the absence of any instruction, those shares may be voted "FOR" the election of each nominee named in Proposal 1, "FOR" Proposal 2, "1 Year" on Proposal 3, and "FOR" Proposal 4. If, before the Annual Meeting, any nominee listed in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. On any other matter properly presented for action by shareholders at the Annual Meeting and on matters incident to the conduct of the meeting, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by filing with the Company's Corporate Secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing an intention to vote in person.

Continued and to be signed on reverse side